Exhibit 2.1
EXECUTION DRAFT

AGREEMENT AND PLAN OF MERGER

BY AND AMONG
NETWORK COMMUNICATIONS, INC.,
COSTAR REALTY INFORMATION, INC.,
ORANGE, LLC
AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC

DATED AS OF APRIL 27, 2015

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 27, 2015, by and among CoStar Realty Information, Inc., a Delaware corporation (“Buyer”), Orange, LLC, a Delaware limited liability company and wholly-owned subsidiary of Buyer (“Merger Sub”), Network Communications, Inc., a Georgia corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Holder Representative. Each of Buyer, Merger Sub, the Company and the Holder Representative are sometimes referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the Boards of Directors of each of the Company and Buyer believe it is in the best interests of each company and their respective shareholders that Buyer acquire the Company through the statutory merger of Merger Sub with and into the Company and, in furtherance thereof, have approved such merger pursuant to the law of the State of Georgia;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Buyer’s and Merger Sub’s willingness to enter into this Agreement, certain of the shareholders of the Company have entered into a voting agreement with Buyer pursuant to which such shareholders, on the terms and subject to the conditions set forth therein, have agreed to vote or cause to be voted all of the shares of the Company’s capital stock beneficially owned by such shareholders in favor of the approval and adoption of this Agreement and the transactions contemplated hereby;
WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with such merger;
NOW, THEREFORE, in consideration of the covenants, premises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.
Article I
DEFINITIONS
The meanings of capitalized terms used in this Agreement shall be as set forth in Appendix A hereto.
ARTICLE II
THE MERGER
2.1    Merger. Subject to the terms and conditions set forth in this Agreement and the applicable provisions of the GBCC, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), pursuant to which (a) the separate corporate existence of Merger Sub shall cease, (b) the Company shall continue as the surviving

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corporation (the “Surviving Corporation”) as a wholly-owned subsidiary of Buyer, and (c) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.
2.2    Effective Time. On the Closing Date, Buyer and the Company shall cause the Merger to be consummated by filing a Certificate of Merger (including a Certificate of Publication) substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Georgia, in accordance with the applicable provisions of the GBCC. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Certificate of Merger is accepted for recording.
2.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, (b) without any further action on the part of the Surviving Corporation and Merger Sub, the Company Charter as in effect immediately prior to the Effective Time shall be amended as set forth in the Certificate of Merger and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, (c) without any further action on the part of the Surviving Corporation and Merger Sub, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended, (d) the managers of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of director of the Surviving Corporation in accordance with the provisions of the applicable Laws of the State of Georgia and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly qualified and elected and (e) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
2.4    Effect on the Capital Stock of the Company.
2.4.1.    Treasury Shares. At the Effective Time, all shares of Common Stock that are held in the treasury of the Company or owned by the Company or any of the Subsidiaries shall be cancelled and no consideration shall be delivered in exchange therefor.
2.4.2.    Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of Common Stock, each issued and outstanding share of Common Stock (excluding any Dissenting Shares and any shares held in the treasury of the Company, which treasury shares shall be cancelled in accordance with Section 2.4.1 hereof) shall be converted automatically into the right to receive the

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applicable portion of the Final Merger Consideration as determined pursuant to Section 2.7.1 hereof.
2.4.3.    Company Options. Prior to the Effective Time, the Company shall take all actions necessary to cancel each Company Option outstanding under the Company’s 2011 Equity Incentive Plan as of the Effective Time in exchange for the right to receive the applicable portion of the Final Merger Consideration as determined pursuant to Section 2.7.1 hereof. Any other unexercised Company Option that has been properly surrendered prior to the Effective Time in accordance with Section 2.7.3(a) hereof shall be cancelled as of the Effective Time in exchange for the right to receive the applicable portion of the Final Merger Consideration as determined pursuant to Section 2.7.1 hereof.
2.4.4.    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any shares of Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who has exercised and perfected appraisal rights for such shares in accordance with the GBCC and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive a portion of the Final Merger Consideration hereunder, but the holder thereof shall only be entitled to such rights as are granted by the GBCC. Notwithstanding the provisions of this Section 2.4.4, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Dissenting Shares shall automatically be converted into and represent only the right to receive the applicable portion of the Final Merger Consideration to which such holder would otherwise be entitled hereunder. The Company shall provide Buyer prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the GBCC. Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands for appraisal. The Company shall not, except with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed) or as may be required by applicable Law, make any payment with respect to, or settle or offer to settle, any such demands for appraisal.
2.5    Effect on Limited Liability Company Interest of Merger Sub. The limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for 100 shares of validly issued, fully paid and nonassessable common stock, par value $0.0001 per share, of the Surviving Corporation.
2.6    Shareholder Approval. As soon as reasonably practicable, but in no event later than five (5) Business Days following the date of this Agreement, the Company shall notify each shareholder entitled to vote of a proposed meeting in accordance with Sections 14-2-1103 and 14-2-705 of the GBCC. Such meeting shall be scheduled for no more than ten (10) days after the date of such notice. At such meeting, the Company shall solicit the approval of the requisite holders of Common Stock necessary to adopt this Agreement in accordance with the Company Charter and the GBCC.

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2.7    Merger Consideration and Payment.
2.7.1.    Final Merger Consideration. The “Unadjusted Merger Consideration” shall consist of an amount in cash equal to $170,000,000.00. The Unadjusted Merger Consideration shall be adjusted as provided in this Agreement (as adjusted, the “Final Merger Consideration”). Subject to the requirements of Sections 2.4.4 and 2.7.3, the Final Merger Consideration shall be allocated and paid among the Shareholders such that each Shareholder shall receive its Pro Rata Portion of the Closing Payment and any other payment hereunder that constitutes a portion of the Final Merger Consideration.
2.7.2.    Closing Payment. The “Closing Payment” shall be equal to the Unadjusted Merger Consideration, minus the Estimated Working Capital Deficit (if any), plus the Estimated Working Capital Excess (if any), minus the Indemnity Escrow Amount, minus the Adjustment Escrow Amount, minus the Holder Representative Expense Amount, minus the Estimated Closing Date Indebtedness, minus the Estimated Company Transaction Expenses. Concurrently with the Effective Time, Buyer shall (i) pay the Closing Payment to the Payments Administrator for further distribution to the Shareholders, (ii) repay the Closing Date Funded Indebtedness on behalf of the Company pursuant to the instructions specified in the Estimated Closing Statement, (iii) pay to the Company, by wire transfer of immediately available funds, an amount equal to the Company Transaction Expenses, and the Company shall pay the Company Transaction Expenses in the amounts and to the Persons identified in the Estimated Closing Statement, and (iv) pay to the Escrow Agent the Indemnity Escrow Amount, the Adjustment Escrow Amount and the Holder Representative Expense Amount in accordance with Section 2.7.4. Promptly following receipt by the Payments Administrator of the Closing Payment from Buyer, the Holder Representative shall cause the Payments Administrator to pay each Shareholder that has complied with the requirements of Section 2.7.3(a) hereof such holder’s Pro Rata Portion of the Closing Payment. Notwithstanding anything to the contrary contained herein, Buyer shall not assume any Funded Indebtedness of the Company by reason of this Agreement or any of the transactions contemplated hereby.
2.7.3.    Surrender and Payment.
(a)    Promptly following the receipt of shareholder approval pursuant to Section 2.6, the Holder Representative shall cause the Payments Administrator to distribute (electronically or otherwise) to each Shareholder a letter of transmittal substantially in the form attached hereto as Exhibit B (a “Transmittal Document”) to be tendered in respect of the shares of Common Stock held by such holder and acknowledging the termination and cancellation of any Company Options held by such holder, in exchange for the payments provided for in this Agreement. Each Shareholder who has properly completed, executed and delivered to the Payments Administrator a (i) Transmittal Document and (ii) an Internal Revenue Service Form W-8BEN, W-8BEN-E (or other applicable W-8 Form) or W-9 shall be entitled to receive the consideration specified in Section 2.7.1 hereof with respect thereto.

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(b)    All shares of Common Stock (other than treasury shares cancelled pursuant to Section 2.4.1 hereof and Dissenting Shares) and each Company Option shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery the portion of the Final Merger Consideration, if any, that is due to such holder hereunder.
(c)    All payments to a Shareholder hereunder shall be made pursuant to the instructions provided in such holder’s Transmittal Document; provided that, if a holder of Company Options was an employee of the Company at the time such Company Options were granted or is an employee of the Company at the time any payment in respect of such Company is to be made under this Agreement, Buyer may make such payment to the Company on behalf of such holder and, subject to Section 2.7.3(d) hereof, the Company shall promptly pay such payment to such holder.
(d)    Buyer, the Surviving Corporation, or the Payments Administrator shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer, the Surviving Corporation, or the Payments Administrator is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Buyer, the Surviving Corporation, or the Payments Administrator and paid to the appropriate Government Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person who otherwise would have received the payment in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Payments Administrator.
(e)    Payments of fair value in respect of Dissenting Shares, if any, pursuant to the GBCC shall be made, first, from that portion of the Final Merger Consideration allocable to such Dissenting Shares pursuant to Section 2.7.1 hereof and, second, by Buyer or the Surviving Corporation directly. After any such payments have been made, any such Dissenting Shares shall be cancelled.
(f)    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company.
2.7.4.    Escrow.
(a)    At the Effective Time, Buyer shall pay an amount equal to $12,750,000.00 (the “Indemnity Escrow Amount”) to SunTrust Bank (the “Escrow Agent”) to be held and delivered by the Escrow Agent in accordance with the terms and provisions of a certain escrow agreement that shall be executed and delivered by Buyer, the Holder Representative and the Escrow Agent at the Closing substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”). The Indemnity Escrow Amount shall be placed in a single escrow account (the “Indemnity Escrow Account”) separate from the Adjustment Escrow Account and the Holder Representative Expense Account. The Indemnity Escrow Amount shall be established as security for any indemnification obligations for Buyer Losses pursuant to Article VIII hereof, and for any negative Post-

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Closing Adjustment that exceeds the Adjustment Escrow Amount, as set forth in Section 2.8.2(b) hereof.
(b)    At the Effective Time, Buyer shall pay an amount equal to $500,000.00 (the “Adjustment Escrow Amount”) to the Escrow Agent to be held and delivered by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement. The Adjustment Escrow Amount shall be placed in a single escrow account (the “Adjustment Escrow Account”) separate from the Indemnity Escrow Account and the Holder Representative Expense Account. The Adjustment Escrow Amount shall be established as security for any negative Post-Closing Adjustment, as set forth in Section 2.8.2(b) hereof.
(c)    At the Effective Time, Buyer shall pay an amount equal to $1,000,000.00 (the “Holder Representative Expense Amount”) to the Escrow Agent to be held and delivered by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement. The Holder Representative Expense Amount shall be placed in a single escrow account (the “Holder Representative Expense Account”) separate from the Indemnity Escrow Account and the Adjustment Escrow Account. The Holder Representative Expense Amount shall be established to pay Holder Representative expenses and certain other obligations as set forth herein.
2.7.5.    Transaction Bonuses. Buyer acknowledges that the Company has entered into letter agreements with certain members of management of the Company specified on Section 3.16.8 of the Disclosure Schedule providing for the payment of bonuses to such individuals in connection with certain transactions, including the transactions contemplated by this Agreement (collectively, as such agreements are in effect as of the Closing, the “Transaction Bonus Arrangements”). All payments that the Surviving Corporation is obligated to pay pursuant to the Transaction Bonus Arrangements shall be deemed Company Transaction Expenses hereunder and shall be paid as follows: (x) with respect to payments due in connection with Closing, such payments shall be deemed paid upon payment to the Payments Administrator of the Closing Payment in accordance with Section 2.7.2 for further distribution to the applicable recipients, (y) with respect to payments, if any, due in connection with payment of the Post-Closing Adjustment, such payments shall be deemed paid upon payment to the Payments Administrator of the payment to the Shareholders otherwise required pursuant to Section 2.8.2(b) for further distribution to the applicable recipients, and (z) with respect to payments due in connection with the release of the Indemnity Escrow Amount, the Adjustment Escrow Amount or the Holder Representative Expense Amount to the Shareholders, such payments shall be released from the Indemnity Escrow Account, the Adjustment Escrow Account or the Holder Representative Expense Account, as applicable, to the Payments Administrator for payment to the applicable recipients and shall be deemed paid upon such release.
2.8    Merger Consideration Adjustments.
2.8.1.    Closing Statement. At least five (5) Business Days prior to the Closing Date, the Company shall prepare (in consultation with Buyer) and deliver to Buyer an unaudited statement (the “Estimated Closing Statement”) setting forth the Company’s

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good faith estimate of (i) the Closing Date Working Capital (the “Estimated Working Capital”), (ii) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), and (iii) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”). The Estimated Closing Statement shall include instructions for repayment of the Closing Date Indebtedness.
2.8.2.    Post-Closing Adjustment.
(a)    As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) days after the Closing Date, Buyer, at its sole cost and expense, shall prepare and deliver to the Holder Representative an unaudited statement (“Buyer’s Closing Statement”) setting forth Buyer’s good faith calculation of (i) the Closing Date Working Capital (ii) the Closing Date Indebtedness and (iii) the Company Transaction Expenses. The Holder Representative and its accountants and representatives may review Buyer’s Closing Statement and may make inquiry of the representatives of Buyer’s accountants and Buyer, who shall reasonably cooperate with the Holder Representative. Following the delivery of Buyer’s Closing Statement, the Holder Representative and its representatives and agents shall be afforded reasonable access, during normal business hours and upon reasonable prior notice, to the books and records of the Surviving Corporation and reasonable access, during normal business hours and upon reasonable prior notice, to such personnel and representatives of the Surviving Corporation and Buyer, including to the individuals responsible for preparing Buyer’s Closing Statement, for the purposes of preparing and reviewing the calculations contemplated by this Section 2.8.2(a). The calculations regarding the Closing Date Working Capital, Closing Date Indebtedness and Company Transaction Expenses contained in Buyer’s Closing Statement shall be binding and conclusive upon, and deemed accepted by, the Holder Representative unless the Holder Representative shall have notified Buyer in writing within thirty (30) days after receipt of Buyer’s Closing Statement of any objections thereto (which written objection must set forth in reasonable detail the basis for any such disagreement and the Holder Representative’s good faith calculation of the items in Buyer’s Closing Statement). At the request of either the Holder Representative or Buyer, any dispute between the Parties relating to the calculations in Buyer’s Closing Statement (such disputed amounts, the “Disputed Amounts”) that cannot be resolved by them within ten (10) days after Buyer’s receipt of notice of any objections to such calculation pursuant to this Section 2.8.2(a) shall be referred to Deloitte & Touche LLP (the “Disputes Auditor”) for decision, which decision shall be final and binding on the Parties. In no event shall the Disputes Auditor assign a value to Closing Date Working Capital, Closing Date Indebtedness or Company Transaction Expenses that is greater than the highest or less then the lowest calculation thereof proposed by Buyer in the Buyer’s Closing Statement or the Holder Representative in the Disputed Amounts. The Parties agree that they will request that the Disputes Auditor render its decision within thirty (30) days after referral of the dispute to the Disputes Auditor for decision pursuant hereto. Each Party shall bear the fees and disbursements of their respective representatives incurred in connection with their preparation or review of the Disputed Amounts. The Holder Representative (on behalf of the Shareholders) shall pay (through a disbursement from the Holder Representative Expense Account) a portion of the fees and expenses of the Disputes Auditor equal to 100%

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multiplied by a fraction, the numerator of which is the Disputed Amounts submitted to the Disputes Auditor that are resolved in favor of Buyer (that being the difference between the Disputes Auditor’s determination and the Holder Representative’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Disputes Auditor (that being the sum total by which Buyer’s determination and the Holder Representative’s determination differ from the determination of the Disputes Auditor). Buyer shall pay that portion of the fees and expenses of the Disputes Auditor that the Holder Representative is not required to pay hereunder. The date on which the Closing Date Working Capital, Closing Date Indebtedness and Company Transaction Expenses are finally determined in accordance with this Section 2.8.2(a) is hereinafter referred to as the “Determination Date.”
(b)    The “Post-Closing Adjustment” shall equal the Final Working Capital Excess (if any), minus the Final Working Capital Deficit (if any), minus the Closing Date Indebtedness Excess (if any), minus the Company Transaction Expense Excess (if any), each as finally determined pursuant to Section 2.8.2(a) hereof. If the Post-Closing Adjustment is a negative amount, then within five (5) Business Days after the Determination Date, Buyer and the Holder Representative shall instruct the Escrow Agent to (x) pay to Buyer out of the Adjustment Escrow Account an amount equal to the absolute value of the Post-Closing Adjustment (provided that, if no funds remain available in the Adjustment Escrow Account, Buyer shall be entitled to recover the remainder of the Post-Closing Adjustment from the Indemnity Escrow Account, to the extent funds remain available in such account) and (y) following the payment of any such Post-Closing Adjustment to Buyer, pay any amounts remaining in the Adjustment Escrow Account to the Payments Administrator for further distribution to the former Shareholders in accordance with their respective Pro Rata Portions. If the Post-Closing Adjustment is a positive amount, then within five (5) Business Days after the Determination Date, (i) Buyer will pay an amount equal to the Post-Closing Adjustment, and (ii) Buyer and Holder Representative shall instruct the Escrow Agent to pay all amounts remaining in the Adjustment Escrow Account, in each case to the Payments Administrator for further distribution to the former Shareholders in accordance with their respective Pro Rata Portions.
2.9    Closing; Closing Deliveries.
2.9.1.    Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing, Buyer shall deliver to the Company all of the following:
(a)    a copy of the certificate of incorporation or comparable organizational document of Buyer, certified as of a recent date by the applicable Governmental Entity and a copy of the certificate of incorporation or comparable organizational document of Merger Sub, certified as of a recent date by the applicable Governmental Entity;
(b)    a certificate of good standing of Buyer, issued as of a recent date by the applicable Governmental Entity and a certificate of good standing of Merger Sub, issued as of a recent date by the applicable Governmental Entity;

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(c)    a certificate of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (i) the certificate of incorporation or comparable organizational document of each of Buyer and Merger Sub, (ii) the bylaws or comparable organizational document of each of Buyer and Merger Sub, (iii) the resolutions of the Board of Directors or other governing body of each of Buyer and Merger Sub authorizing the execution and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iv) the written consent of Buyer in its capacity as the sole shareholder of Merger Sub adopting this Agreement in accordance with the applicable Laws of Merger Sub’s jurisdiction of incorporation and the certificate of incorporation or comparable organizational document of Merger Sub;
(d)    copies of all Consents obtained by Buyer; and
(e)    the certificates, agreements and other documents contemplated by Section 6.1 hereof.
2.9.2.    Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing, the Company shall deliver to Buyer all of the following:
(a)    a copy of the Sixth Amended and Restated Certificate of Incorporation of the Company and any amendments thereto (the “Company Charter”), certified as of a recent date by the Secretary of State of the State of Georgia;
(b)    a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Georgia;
(c)    a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the Company Charter, (ii) the bylaws of the Company, (iii) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated hereby, and (iv) a certificate of voting evidencing the adoption and approval of this Agreement and the transactions contemplated hereby by the requisite shareholders of the Company in accordance with Section 14-2-1103 of the GBCC;
(d)    the Debt Payoff Letter and evidence of the payoff of any Closing Date Funded Indebtedness not addressed by the Debt Payoff Letter and all instruments necessary to release all Liens with respect to the Closing Date Funded Indebtedness, in each case, in a form reasonably acceptable to Buyer;
(e)    copies of all Consents obtained by the Company;
(f)    the certificates, agreements and other documents contemplated by Section 6.2 hereof; and

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(g)    a certificate pursuant to Treasury Regulations section 1.1445-2(c)(3) stating that the Company is not nor has it been a U.S. real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c) of the Code.
2.9.3.    Unless this Agreement is earlier terminated pursuant to Section 7.1 hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place as promptly as practicable, but no later than two (2) Business Days, following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), at the offices of Irell & Manella LLP, 1800 Avenue of the Stars, Suite 900, Los Angeles, CA 90067, unless another place or time is agreed to in writing by Buyer and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date”.
2.10    Further Assurances. If, at any time after the Effective Time, any further action is necessary, desirable or proper to consummate the Merger, to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title, and interest in, to or under any of the assets, property, rights, privileges, powers and franchises of either of Merger Sub or the Company, the Surviving Corporation and its proper officers and directors or their designees are fully authorized to execute and deliver, in the name and on behalf of either of Merger Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the assets, property, rights, privileges, powers or franchises of Merger Sub or the Company, as applicable, and otherwise to carry out the purposes of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to such exceptions as are disclosed in the corresponding sections or subsections (or other sections or subsections as provided in Section 10.11 hereof) of the disclosure schedule attached as Schedule 3 hereto (the “Disclosure Schedule”), the Company hereby represents and warrants to Buyer as follows:
3.1    Organization. The Company is duly incorporated, validly existing and in good standing under the Laws of the State of Georgia and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business, and is in good standing, in each of the jurisdictions listed in Section 3.1 of the Disclosure Schedule, which are the only jurisdictions where the character of its properties held under lease or the nature of its activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. Other than as set forth on Section 3.1 of the Disclosure Schedule, the Company does not own any equity interests in any other Person. The Company has heretofore furnished to Buyer a complete and correct copy of the Company Charter and the bylaws of the Company, each as amended to date. Such Company

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Charter and bylaws are in full force and effect, and the Company is not in violation of the provisions of the Company Charter or the bylaws of the Company.
3.2    Authority.
3.2.1.    Corporate Authorization. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company and each of the Subsidiaries and no further corporate action is required on the part of the Company or any of the Subsidiaries to authorize the execution and delivery of this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company. Assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto, this Agreement constitutes the valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforceability may be limited by the Laws of general application relating to bankruptcy and insolvency and the relief of debtors and to rules of Law governing specific performance, injunctive relief or other equitable remedies. Except for the approval and adoption of this Agreement and the transactions contemplated hereby by the requisite shareholders of the Company in accordance with Section 14-2-1103 of the GBCC, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby. The affirmative vote of holders of a majority of the outstanding shares of the Common Stock is the only vote of the holders of any securities of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (a) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (b) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) directing that this Agreement be submitted to the shareholders of the Company for adoption and approval and (d) resolving to recommend that the Company’s shareholders vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.
3.2.2.    No Conflict. Except as set forth in Section 3.2.2 of the Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with or result in any violation of or default under, or give rise to a right of termination, modification or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of the Company or any of the Subsidiaries under (i) any provision of the Company Charter or the bylaws of the Company or the comparable organizational documents of the Subsidiaries, (ii) any Material Contract or any Company Permit, or (iii) in any material respect, any Laws applicable to the Company or

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any of the Subsidiaries or any of their respective properties or assets. No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement.
3.2.3.    Governmental Consents. No approval, waiver, order or authorization of, or notice or filing with, any Governmental Entity is required by the Company or any of the Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for any applicable filings or other requirements set forth in Section 3.2.3 of the Disclosure Schedule.
3.3    Capitalization.
3.3.1.    The authorized capital stock of the Company consists of 10,000,000 shares, of which 9,000,000 shares are designated as Common Stock, and 1,000,000 shares are designated as Preferred Stock. As of the date hereof (i) 7,669,169 shares of Common Stock are issued and outstanding, (ii) no shares of Preferred Stock are issued and outstanding and (iii) no shares of Common Stock or Preferred Stock are held in treasury of the Company. As of the date hereof, the shares of Common Stock of the Company are held by the Persons and in the amounts set forth in Section 3.3.1 of the Disclosure Schedule. Except as set forth in Section 3.3.1 of the Disclosure Schedule, all issued and outstanding shares of Common Stock of the Company were and are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and have been issued in compliance with applicable securities Laws. Except as set forth in Section 3.3.1 of the Disclosure Schedule and except for the Voting Agreement and rights granted to Buyer and Merger Sub under this Agreement, there are no outstanding obligations of the Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company. No shares of capital stock or other equity or ownership interests of the Company or any of the Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the charter or bylaws or equivalent organizational documents of the Company or any of the Subsidiaries or any Material Contract to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound. All issued and outstanding shares of Common Stock are uncertificated and held in book-entry form.
3.3.2.    Under the Company’s 2011 Equity Incentive Plan, (i) options to purchase 316,844 shares of Common Stock have been granted and are currently outstanding, and (ii) 40,700 shares of Common Stock remain available for future issuance to eligible individuals. Warrants to purchase 422,459 shares of the Company’s Common Stock at an exercise price of $11.29 per share have been issued and are currently outstanding. Section 3.3.2 of the Disclosure Schedule sets forth, for each of the foregoing options and warrants, as of the date hereof, the name of the holder of such option or warrant, the number of shares of Common Stock subject to such option or warrant, the exercise price of each

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such option or warrant and the vesting schedule with respect to each such option or, if applicable, warrant. Except as set forth in Section 3.3.2 of the Disclosure Schedule, and except for the Company Options, there are no options, warrants, calls, convertible securities, exchangeable securities, rights, puts, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any additional shares of capital stock (or other voting securities or equity equivalents) of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, convertible security, exchangeable security, right, put, commitment or agreement.
3.3.3.    Except as set forth in Section 3.3.3 of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock or other similar rights with respect to the Company and the Company is not a party to and, to the Company’s Knowledge, there are no shareholder agreements, voting trusts, proxies, or other similar contracts, agreements, arrangements, commitments, plans or understandings relating to the voting, dividend, ownership or transfer rights of any capital stock of the Company.
3.4    Subsidiaries. Section 3.4 of the Disclosure Schedule sets forth the name and jurisdiction of organization of each of the Company’s direct and indirect subsidiaries (the “Subsidiaries”) as of the date of this Agreement, the number of authorized and outstanding shares of capital stock or other equity interests of each such Subsidiary and the owner of such shares. Except for the Subsidiaries, neither the Company nor any of the Subsidiaries owns or controls any equity security or other interest of any other corporation, partnership, limited liability company or other business entity. Neither the Company nor any of the Subsidiaries is a participant in any joint venture, partnership, limited liability company or similar arrangement. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each of the Subsidiaries has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as presently proposed to be conducted. Each of the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect. There are no outstanding or authorized stock appreciation, phantom stock or other similar rights with respect to any of the Subsidiaries. There are no shareholder agreements, voting trusts, proxies or other similar contracts, agreements, arrangements, commitments, plans or understandings relating to the voting, dividend, ownership or transfer rights of any capital stock of any Subsidiary. All issued and outstanding shares of capital stock of each of the Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.
3.5    Books and Records. The copies of the Company Charter and bylaws of the Company, and the comparable organizational documents of each of the Subsidiaries, previously delivered or made available to Buyer are true and complete, have not been amended or modified and remain in full force. The minute books, transfer books and other

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corporate records of the Company and the Subsidiaries as previously delivered or made available to Buyer are complete and correct in all material respects.
3.6    Financial Matters.
3.6.1.    Financial Condition. Section 3.6.1 of the Disclosure Schedule sets forth (i) the audited consolidated balance sheet of the Company and the Subsidiaries as of March 31, 2014 and March 31, 2013, and audited consolidated statements of operations, cash flows and shareholders’ equity for the years then ended, and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2014 (the “Current Balance Sheet Date” and such balance sheet, the “Current Balance Sheet”) and the unaudited statements of operations, cash flows and shareholders’ equity for the 9-month period then ended (collectively, the “Financials”). The Financials are correct and complete in all material respects, have been prepared in accordance with the books and records of the Company and the Subsidiaries, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except that the interim Financials are subject to normal, recurring year-end adjustments, which are not, individually or in the aggregate, material, and do not contain all the footnotes that may be required by GAAP). The Financials present fairly in all material respects the financial condition, operating results and cash flows of the Company and the Subsidiaries as of the dates and during the periods indicated therein.
3.6.2.    Absence of Certain Changes or Events. From the Current Balance Sheet Date through the date of this Agreement, except as set forth on Section 3.6.2 of the Disclosure Schedule, the Company and each of the Subsidiaries has conducted its business only in the ordinary course. From the Current Balance Sheet Date through the date of this Agreement, there has not been a Material Adverse Effect. From the Current Balance Sheet Date through the date of this Agreement, except as set forth in Section 3.6.2 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has:
(a)    declared, set aside or paid any dividends or distributions to its shareholders or purchased or redeemed any of its capital stock;
(b)    sold, leased (as lessor), transferred or encumbered any of the assets reflected on the Current Balance Sheet or any assets acquired after the Current Balance Sheet Date, except for (i) personal property sold or otherwise disposed of in the ordinary course of its business and (ii) Permitted Encumbrances;
(c)    licensed, transferred or encumbered any rights to the Intellectual Property owned, held or used by the Company or any of the Subsidiaries, except in connection with sales of products or services in the ordinary course of business;
(d)    undertaken or committed to undertake any capital expenditures exceeding $100,000.00 for any individual project;

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(e)    waived or cancelled any material claim, account receivable or trade account outside of the ordinary course of business in excess of $50,000.00 in the aggregate;
(f)    suffered any destruction, damage or loss of any uninsured asset with a fair market value of $50,000.00 individually, ordinary wear and tear excepted;
(g)    made any material change in the accounting methods, principles or practices from those used in the preparation of the Financials;
(h)    made any loan to any Person other than advancement of expenses in the ordinary course;
(i)    created, incurred or assumed any Indebtedness exceeding $50,000.00 in the aggregate (other than the accrual of interest on Funded Indebtedness); or
(j)    agreed to do any of the things described in the preceding clauses (a) through (i) (other than pursuant to agreements with Buyer regarding the transactions contemplated by this Agreement).
3.6.3.    No Undisclosed Liabilities. Except as set forth in Section 3.6.3 of the Disclosure Schedule, since the Current Balance Sheet Date, to the Company’s Knowledge, neither the Company nor any of the Subsidiaries has incurred any liability, indebtedness or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether or not required by GAAP to be reflected on a consolidated balance sheet of the Company and the Subsidiaries or in the notes thereto, other than liabilities, indebtedness or obligations (i) incurred in the ordinary course of business consistent with past practice since the Current Balance Sheet Date that are not, individually or in the aggregate, material to the Company or any of the Subsidiaries, (ii) that are adequately accrued or reserved against on the Current Balance Sheet, (iii) of the Company and the Subsidiaries to perform their respective obligations required under the contracts and agreements to which the Company or any such Subsidiary is a party that are listed in the Disclosure Schedule, or (iv) that are incurred in connection with or by reason of any action that is expressly required or permitted hereunder.
3.7    Compliance with Laws; Permits. Each of the Company and the Subsidiaries is and has been in compliance in all material respects with all applicable Laws. Each of the Company and the Subsidiaries owns, holds or possesses all permits, licenses, franchises, privileges, immunities, orders, approvals and other authorizations from Governmental Entities that are necessary to entitle it to own or lease, operate and use its assets in all material respects and to carry on and conduct its business in all material respects as currently conducted (collectively, the “Company Permits”). Section 3.7 of the Disclosure Schedule lists each material Company Permit. The Company and the Subsidiaries will continue to have the use and benefit of all Company Permits in all material respects following consummation of the transactions contemplated hereby. Each of the material Company Permits is in full force and effect and the Company or the applicable Subsidiary has fulfilled and performed its obligations in all respects thereunder.

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3.8    Litigation. Except as set forth in Section 3.8 of the Disclosure Schedule, there are no actions, suits or claims, litigation, investigations by a Governmental Entity, or legal, administrative or arbitration proceedings pending (as to which the Company or any of the Subsidiaries has been served or received other written notification) or, to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries or their assets. Except as set forth in Section 3.8 of the Disclosure Schedule, there is no order, writ, injunction, decree or demand of any Governmental Entity relating to the Company or any of the Subsidiaries, or any of their respective properties or assets, or the transactions contemplated by this Agreement.
3.9    Tax Status. Except as set forth in Section 3.9 of the Disclosure Schedule:
3.9.1.    The Company and each of the Subsidiaries has timely filed all Tax Returns required to have been filed by it. All Tax Returns prepared and filed by the Company and each of the Subsidiaries is accurate, complete and correct in all material respects and no Tax Return contains, or was required to contain (in order to avoid a penalty, and determined without regard to the effect of post-filing disclosure), a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign Law.
3.9.2.    Each of the Company and the Subsidiaries has paid all Taxes that have become due and payable (whether or not shown on any Tax Return) to the appropriate Governmental Entity and has adequately provided in the Financials in accordance with GAAP for all Taxes that have accrued but are not yet due or payable as of the dates thereof. All Taxes of the Company and the Subsidiaries accrued following the end of the most recent period covered by the Financials have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in the Company’s or a Subsidiary’s operating results).
3.9.3.    No written claim has been made, or to the Knowledge of the Company or the Subsidiaries has been threatened, by any Governmental Entity in any jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that it is or may be subject to Tax by that jurisdiction.
3.9.4.    Neither the Company nor any of the Subsidiaries (i) has waived or consented to, or been requested to waive or consent to, any extension of the statute of limitations in respect of Taxes and no request for such waiver or extension is currently pending and (ii) is currently the beneficiary of any extension of time within which to file any Tax Return.
3.9.5.    There is no pending (as to which the Company or any of the Subsidiaries has been served or received other written notification) or, to the Company’s Knowledge, threatened action, audit, proceeding, claim or investigation against the Company or any of the Subsidiaries with respect to the assessment or collection of Taxes.
3.9.6.    There is no pending claim for refund made by the Company or any of the Subsidiaries with respect to Taxes previously paid.

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3.9.7.    There are no Liens for Taxes upon the assets of the Company or any of the Subsidiaries, except Liens relating to current Taxes not yet due or payable.
3.9.8.    All Taxes and other deductions that are required to be collected or withheld by the Company or any of the Subsidiaries have been so collected or withheld and have been paid to the appropriate Governmental Entity.
3.9.9.    Neither the Company nor any of the Subsidiaries is a party to, bound by or obligated under any Tax allocation, Tax indemnity, Tax sharing or similar agreement. Neither the Company nor any of the Subsidiaries (i) is liable for the Taxes of any other Person (except for Taxes of any member of the affiliated group of which the Company is the common parent) as transferee, successor, or otherwise or (ii) is or was a member of any affiliated, consolidated, combined, unitary or other group for Tax purposes (other than any such group the common parent of which is the Company).
3.9.10.    The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
3.9.11.    Any related party transactions subject to Section 482 of the Code conducted by the Company or any Subsidiary have been on an arm’s length basis in accordance with Section 482 of the Code.
3.9.12.    Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) that begins after the Closing Date as a result of (i) any change in method of accounting for any taxable period ending on or before the Closing Date, (ii) installment sale or open transaction disposition, intercompany transaction or intercompany account made or existing on or before the Closing Date, (iii) prepaid amount received on or before the Closing Date, or (iv) a closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or before the Closing Date.
3.9.13.    There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any of the Subsidiaries under Sections 269,382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder and comparable provisions of state, local or foreign Law.
3.9.14.    Neither the Company nor any of the Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code within the past two years.
3.9.15.    Neither the Company nor any of the Subsidiaries has participated in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6111 or 6112 of the Code, the Treasury Regulations thereunder or other related guidance. Neither the Company nor any of the Subsidiaries has engaged in any “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations

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3.9.16.    Except as set forth in Section 3.9.16 of the Disclosure Schedule, no power of attorney has been executed or filed with any Governmental Entity in respect of Taxes or any Tax Return of the Company or a Subsidiary that remains currently in effect.
3.9.17.    Section 3.9.17 of the Disclosure Schedule sets forth the entity classification of the Company and the Subsidiaries for United States federal (and applicable state and local) tax purposes for all periods ending on or before the Closing Date and as of immediately prior to the Closing.
3.10    Assets. Except as set forth in Section 3.10 of the Disclosure Schedule, the Company or the applicable Subsidiary has good, clear and marketable title to all of the tangible assets reflected on the Current Balance Sheet as being owned and all of the assets thereafter acquired by the Company or any of the Subsidiaries (except to the extent that such assets have been disposed of after the Current Balance Sheet Date in the ordinary course of business or as otherwise expressly permitted hereunder), free and clear of all Liens other than Permitted Encumbrances. Except as set forth in Section 3.10 of the Disclosure Schedule, the tangible assets owned, leased or licensed by the Company and the Subsidiaries are in the aggregate in good and serviceable condition (subject to normal wear and tear and immaterial impairments of value and damage) and are generally suitable for the uses for which intended.
3.11    Intellectual Property.
3.11.1.    Section 3.11.1 of the Disclosure Schedule contains a list and description of all registered and pending applications to register (i) copyrights, (ii) patents (iii) trademarks and (iv) domain names, in each case owned by the Company or any of the Subsidiaries and used in the conduct of its business. None of the foregoing intellectual property has been abandoned, canceled or adjudicated invalid or is subject to any outstanding order, judgment, stipulation or decree restricting its use or adversely affecting or reflecting the Company’s or the Subsidiaries’ rights thereto. Except as set forth in Section 3.11.1 of the Disclosure Schedule, the Company or its applicable Subsidiary is listed in the records of the appropriate United States, state or non-U.S. registry as the sole current owner of record for each application or registration identified in such Section of the Disclosure Schedule as being owned by the Company or its applicable Subsidiary.
3.11.2.    Except as set forth in Section 3.11.2 of the Disclosure Schedule (for the avoidance of doubt, potential infringement matters are covered by Section 3.11.3 hereof, and are not intended to be covered by this Section 3.11.2), to the Company’s Knowledge, the Company or its applicable Subsidiary either: (i) owns all right, title and interest in and to all material Intellectual Property currently used in the conduct of its business; or (ii) has a valid right to use the same. All such Intellectual Property is free of all Liens. The completion of the transactions contemplated by this Agreement will not alter or impair the ownership or right of the Company or the Subsidiaries to use any such Intellectual Property.
3.11.3.    Except as set forth in Section 3.11.3 of the Disclosure Schedule: (i) to the Company’s Knowledge, no infringement, misappropriation or violation of any valid and enforceable Intellectual Property of any other Person has occurred or results from the

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conduct of its business as presently conducted; and (ii) no written claim of any infringement, misappropriation or violation of, or written offers to license, any Intellectual Property of any other Person has been made or asserted against the Company or any of the Subsidiaries during the preceding twelve (12) months. To the Company’s Knowledge, no valid basis for any such claim exists. Except as set forth in Section 3.11.3 of the Disclosure Schedule, to the Company’s Knowledge, no Person is infringing, misappropriating or violating the Intellectual Property currently used in the conduct of the business of the Company or the Subsidiaries.
3.11.4.    Except as set forth in Section 3.11.4 of the Disclosure Schedule, all employees, agents, consultants or contractors who have contributed to development of any Intellectual Property on behalf of the Company or any of the Subsidiaries either: (i) created such materials in the scope of his or her employment; (ii) was an employee of the Company or the applicable Subsidiary at the time of creation of such materials or is a party to a “work-for-hire” agreement under which the Company or the applicable Subsidiary is deemed to be the original owner/author of all rights, title and interest therein; or (iii) has executed an assignment in favor of the Company or the applicable Subsidiary of all right, title and interest in such material, except in the case of clauses (i) through (iii) above as could not reasonably be expected to result in the loss of the Company’s ownership of the applicable Intellectual Property.
3.11.5.    The Company and the Subsidiaries have entered into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access to the trade secrets used in the businesses of the Company and the Subsidiaries. To the Company’s Knowledge, no unauthorized disclosure of any such trade secrets has occurred.
3.11.6.    To the Company’s Knowledge, the Intellectual Property owned by the Company or the Subsidiaries and the Intellectual Property that the Company or the Subsidiaries are licensed to use (including commercially available, off-the-shelf licenses) constitute all Intellectual Property necessary to operate the businesses of the Company and the Subsidiaries as currently conducted.
3.11.7.    To the Company’s Knowledge, the Company or a Subsidiary owns or has rights to access and use all information technology systems necessary for the conduct of the business of the Company and the Subsidiaries.
3.12    Insurance. Section 3.12 of the Disclosure Schedule sets forth a list of all policies or binders of insurance maintained, owned or held by or on behalf of the Company or any of the Subsidiaries (collectively, the “Insurance Contracts”), including the aggregate limits of such insurance (if specified) and estimated annual premiums with respect thereto. All Insurance Contracts are valid and binding in accordance with their terms and are in full force and effect. Except as set forth in Section 3.12 of the Disclosure Schedule, the Company and the Subsidiaries are not in default in any material respect with respect to any Insurance Contract. The Company has not received written notice of, nor to the Company’s Knowledge is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such Insurance Contract.

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3.13    Environmental Matters. Except as set forth in Section 3.13 of the Disclosure Schedule: (i) the Company and each of the Subsidiaries has obtained all permits, licenses, registrations, consents and other authorizations which are required with respect to the operation of its business under any applicable Environmental Law necessary to entitle the Company and the Subsidiaries to own or lease, operate and use their assets and to carry on and conduct their businesses in all material respects (the “Environmental Permits”), and all such Environmental Permits are in full force and effect; (ii) the Company and each of the Subsidiaries is now and since September 1, 2009, has been in compliance, in all material respects, with applicable Environmental Laws and there are no actions, investigations or proceedings, pending (or the Company’s Knowledge, threatened), alleging any non-compliance by the Company or any of the Subsidiaries with Environmental Laws; (iii) since September 1, 2009, neither the Company nor the Subsidiaries has received any written notice, claim, subpoena, or summons, or been threatened in writing with any notice, claim, subpoena, or summons, from any Person alleging: (a) any environmental liability relating to the Company, the Subsidiaries or any of their respective predecessors in interest; or (b) any violation by the Company, the Subsidiaries or any of their respective predecessors in interest of any Environmental Law; (iv) to the Company’s Knowledge, no Hazardous Substance has been released by the Company, the Subsidiaries, any of their respective predecessors in interest, or by any other person at, on, about or under (a) any property now or formerly owned, operated or leased by the Company, the Subsidiaries or any of their respective predecessors in interest or (b) any property to which the Company, the Subsidiaries or any of their respective predecessors in interest have sent waste for disposal; and (v) the Company and the Subsidiaries have made available to Buyer all reports from environmental audits, studies, investigations and assessments (including Phase I and Phase II environmental site assessments) relating to environmental conditions at any facilities or real property owned, operated or leased by the Company, the Subsidiaries or any of their respective predecessors in interest since September 1, 2009 or any documents relating to any liability under Environmental Law of the Company and the Subsidiaries, in each case, which are in the Company’s possession.
3.14    Material Contracts.
3.14.1.    Except as set forth in Section 3.14.1 of the Disclosure Schedule, as of the date hereof neither the Company nor any of the Subsidiaries is a party to or bound by any of the following (each, a “Material Contract” and collectively, the “Material Contracts”):
(a)    any agreement, contract or commitment for the sale of goods or services by the Company or any of the Subsidiaries, which goods or services have not been delivered or performed as of the date hereof, and involving future receipts in excess of $50,000.00;
(b)    any contract for the purchase of goods or services in excess of $50,000.00, which goods or services have not been delivered and paid for as of the date hereof;
(c)    any contract for the purchase, sale or lease of real property;

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(d)    any contract relating to the marketing, distribution, licensing, promotion or manufacturing of products, services, processes or technology for or on behalf of the Company or any of the Subsidiaries that may not be cancelled by the Company or any of the Subsidiaries on less than 90 days’ notice without penalty of any kind;
(e)    any Distributor Agreement;
(f)    any contract that limits or restricts where the Company or any of the Subsidiaries may conduct its business or the type or line of business in which the Company or any of the Subsidiaries may engage;
(g)    any employment agreement with any employee of the Company or any of the Subsidiaries with annual base salary in excess of $200,000.00;
(h)    any agreement that provides for the incurrence by the Company or any of the Subsidiaries of Indebtedness;
(i)    any agreement that provides for the extension of credit by the Company or any of the Subsidiaries to any other Person, except for expense advancement in the ordinary course of business;
(j)    any lease, rental agreement or installment or conditional sale agreement for personal property involving future fixed annual rental payments in excess of $25,000.00;
(k)    any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business;
(l)    any agreement under which (i) a license of Intellectual Property material to the conduct of the business of the Company or the Subsidiaries is granted to or by the Company or any of the Subsidiaries or (ii) a material restriction is imposed on the use of any such Intellectual Property, including any covenant not to sue or co-existence agreement that relates to such Intellectual Property, but in each case excluding any license granted to the Company or the Subsidiaries of commercially available “off-the-shelf” software licensed to the Seller in object code form for an aggregate license fee of no more than $25,000.00;
(m)    any agreement which provides for material indemnification rights or obligations to or from any Person other than contracts entered into in the ordinary course of business; or
(n)    any joint venture, partnership agreement or limited liability company agreement.
3.14.2.    Except as set forth in Section 3.14.2 of the Disclosure Schedule (i) each of the Material Contracts is in full force and effect and constitutes a legal, valid and binding obligation of the Company or applicable Subsidiary and, to the Company’s

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Knowledge, the other parties thereto, (ii) the Company or applicable Subsidiary has fulfilled and performed in all material respects its obligations under each of the Material Contracts and the Company or applicable Subsidiary is not in, or, to the Company’s Knowledge, alleged to be in, material breach or default thereunder, (iii) to the Company’s Knowledge, no other party to any of the Material Contracts has materially breached or defaulted thereunder and (iv) except in the ordinary course of business, no notice has been received by the Company or any of the Subsidiaries of any default under or termination of any Material Contract that has not been cured as of the date hereof. The Company has either delivered or made available to Buyer true and complete copies of all Material Contracts or, in the case of oral Material Contracts, true, complete and correct summaries thereof.
3.15    Owned and Leased Real Property.
3.15.1.    Neither the Company nor any of the Subsidiaries owns any real property.
3.15.2.    Section 3.15.2 of the Disclosure Schedule sets forth a list of each lease or similar agreement under which the Company or any of the Subsidiaries is lessee of, or holds or operates, any real property owned by any third Person (the “Leased Real Property”). To the Company’s Knowledge, each such lease or similar agreement creates a good and valid leasehold interest in the relevant Leased Real Property and is in full force and effect. To the Company’s Knowledge, the Company or the applicable Subsidiary has the right to quiet enjoyment of all the Leased Real Property for the full term of the lease or similar agreement relating thereto, and except as disclosed on Section 3.15.2 of the Disclosure Schedule, the leasehold or other interest of the Company or the applicable Subsidiary in the Leased Real Property is not subject or subordinate to any Lien except for Permitted Encumbrances.
3.15.3.    Neither the Company nor any of the Subsidiaries has received notice that any of the Leased Real Property is subject to any pending suit for condemnation, eminent domain or other taking by any Governmental Entity, and, to the Company’s Knowledge, no such condemnation, eminent domain or other taking is threatened or contemplated.
3.16    Benefits Plans.
3.16.1.    Section 3.16.1 of the Disclosure Schedule contains a true and complete list of each employee benefit or compensation plan, program or arrangement (including any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) which is sponsored, maintained, contributed to, or required to be contributed to by the Company or any of the Subsidiaries or with respect to which the Company or any of the Subsidiaries has any liability (each a “Benefits Plan”). Except as may be contemplated by this Agreement or as set forth on Section 3.16.1 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has any plan or commitment to establish any new Benefits Plan, or to modify any Benefits Plan (except as required by Law or to retain the tax qualified status of such Benefits Plan).

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3.16.2.    The Company has made available to Buyer (i) true and complete copies of (or otherwise provided access to) all documents embodying each Benefits Plan currently in effect; (ii) the annual reports (Series 5500 and all schedules thereto), if any, required under ERISA for 2012 and 2013 in connection with each Benefits Plan currently in effect; (iii) the most recent determination letter or opinion letter received from the Internal Revenue Service, if any, for each Benefits Plan currently in effect; and (iv) the most recent summary plan description together with the most recent summary of material modifications required under ERISA, if any, with respect to each Benefits Plan.
3.16.3.    Except as set forth in Section 3.16.3 of the Disclosure Schedule (i) each Benefits Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including, but not limited to, ERISA and the Code; (ii) each Benefits Plan intended to qualify under Section 401 of the Code has received a current favorable determination or opinion letter from the Internal Revenue Service, and since its inception has been, so qualified; (iii) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Benefits Plan; and (iv) there are no actions, suits or claims pending, or to the Company’s Knowledge threatened, against the Company or any of the Subsidiaries with respect to any Benefits Plan or against any Benefits Plan.
3.16.4.    No Benefits Plan is subject to Title IV of ERISA.
3.16.5.    No Benefits Plan is a “multiemployer plan,” as defined in Sections 3(37) and 4001(a)(3) of ERISA.
3.16.6.    Each Benefits Plan subject to Section 409A of the Code has complied in all material respects in form and operation with the requirements of Section 409A of the Code as in effect from time-to-time.
3.16.7.    The Company has satisfied all applicable material requirements under the Patient Protection and Affordable Care Act for 2015 and will not be liable for any excise tax pursuant to such Act with respect to periods ending prior to the Closing Date.
3.16.8.    Except as disclosed on Section 3.16.8 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to any contract, agreement or arrangement that could, directly or in combination with other events, result, separately or in the aggregate, in (i) the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement, or (ii) the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
3.17    Labor and Employment Matters.
3.17.1.    There are no labor controversies pending (as to which the Company or any of the Subsidiaries have been served or received other written notification) between the Company or any of the Subsidiaries, on the one hand, and any of their employees, on the other, or, to the Company’s Knowledge, threatened against the Company or any of the

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Subsidiaries by any employees. No employee of the Company or any of the Subsidiaries is currently a member of a collective bargaining unit in relation to his or her services to the Company or its respective Subsidiary, the Company and each of the Subsidiaries are not party to any dispute or controversy with any union or with respect to unionization or collective bargaining and, to the Company’s Knowledge, there are no (and in the past two years have been no) organizational efforts being made involving any of such employees. There is no labor strike, dispute, slowdown or stoppage pending or, to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries and, to the Company’s Knowledge, there has been no such event in the past two years.
3.17.2.    Section 3.17.2 of the Disclosure Schedule lists the name, position, length of service, base salary and expected bonus for the year ending March 31, 2015, for each employee of the Company and each of the Subsidiaries. The Company has complied in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity. All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay and contributions to any Benefits Plan as at the Current Balance Sheet Date have either been paid, accrued or otherwise adequately reserved in the Financials in accordance with GAAP.
3.17.3.    All employees of the Company and the Subsidiaries working in the United States are legally permitted to work in the United States and the Company or the applicable Subsidiary has in all material respects taken all legally-required actions to verify the eligibility of such employees to work in the United States.
3.18    Finder Fees. Except for fees owed to LionTree Advisors LLC, which are included in the Company Transaction Expenses, the Company and each of the Subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finder fees or agent commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.
3.19    Related Party Transactions. Except as set forth in Section 3.19 of the Disclosure Schedule, no director, officer or Affiliate of the Company or any of the Subsidiaries (a) has any outstanding indebtedness to the Company or its respective Subsidiary other than in connection with expense advances and similar arrangements entered into in the ordinary course and consistent with past practice, or (b) owns any property or right used in the business of the Company or any of the Subsidiaries.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
Buyer and Merger Sub, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct.
4.1    Organization. Each of Buyer and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to carry on its business as

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now being conducted. Each of Buyer and Merger Sub is duly qualified to do business, and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification or good standing necessary, except where the failure to be so qualified or licensed and in good standing would not be materially adverse to Buyer and Merger Sub, taken as a whole.
4.2    Authority.
4.2.1.    Corporate Authorization. The Board of Directors or comparable governing body of each of Buyer and Merger Sub has approved and adopted this Agreement and the transactions contemplated hereby in accordance with applicable Laws. Buyer has obtained any approval of Buyer’s shareholders necessary for Buyer and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby. Buyer, as the sole shareholder of Merger Sub, has approved and adopted this Agreement in accordance with the applicable Laws of Merger Sub’s jurisdiction of incorporation. Each of Buyer and Merger Sub has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company or partnership action on the part of Buyer and Merger Sub, and no further action is required on the part of Buyer or Merger Sub to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Merger Sub. Assuming the due authorization, execution and delivery by the other Parties hereto and the validity and binding effect hereof on the other Parties hereto, this Agreement constitutes the valid and binding obligation of each of Buyer and Merger Sub enforceable against it in accordance with its terms, in each case except as such enforceability may be limited by the Laws of general application relating to bankruptcy and insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies.
4.2.2.    No Conflict. The execution and delivery of this Agreement by Buyer and Merger Sub do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with or result in any violation of or default under, or give rise to a right of termination, modification or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of Buyer or Merger Sub under (i) any provision of the certificate of incorporation or bylaws or comparable organizational documents of Buyer or Merger Sub, (ii) any mortgage, indenture, loan or credit agreement, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Buyer or Merger Sub or any of their respective properties or assets are subject, or (iii) any Laws applicable to Buyer or Merger Sub or their respective properties or assets, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to materially impair the ability of Buyer or Merger Sub to enter into and perform its obligations under this Agreement.
4.2.3.    Consents. No approval, waiver, order or authorization of, or notice or filing with, any Person or Governmental Entity is necessary for the execution and d

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elivery of this Agreement by Buyer or Merger Sub or the consummation by Buyer or Merger Sub of the transactions contemplated hereby, except for any applicable filings or other requirements set forth in Schedule 4.2.3.
4.3    Litigation. There are no actions, suits or claims, litigation, investigations by a Governmental Entity, or legal, administrative or arbitration proceedings pending against or affecting Buyer or Merger Sub or their respective assets, which, if determined adversely, would reasonably be expected to materially impair the ability of Buyer or Merger Sub to enter into and perform its obligations under this Agreement. There is no order, writ, injunction, decree or demand of any Governmental Entity binding upon Buyer or Merger Sub which would reasonably be expected to materially impair the ability of Buyer or Merger Sub to enter into and perform its obligations under this Agreement.
4.4    Financial Ability. Buyer has currently available financial resources (in the form of cash or cash equivalents) necessary to consummate the transactions contemplated by this Agreement, including the ability to pay the Closing Payment and the other payments to be made by it hereunder at Closing and the ability to pay any Post-Closing Adjustment that may be required pursuant to Section 2.8.2 hereof.
4.5    No Finder Fees. Except as set forth in Schedule 4.5, Buyer and Merger Sub have not incurred, nor will Buyer or Merger Sub incur, directly or indirectly, any liability for brokerage or finder fees or agent commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.
4.6    No Other Representations and Warranties. Except for the representations and warranties contained in Article III (including the related portions of the Disclosure Schedule), none of the Company or any of the Subsidiaries or any other Person has made or makes any other express or implied representation or warranty, at Law or in equity, either written or oral, on behalf of the Company or any of the Subsidiaries, including any representation or warranty as to the accuracy or completeness of any information regarding the Company or any of the Subsidiaries furnished or made available to Buyer and Merger Sub and their representatives (including any information, documents or material made available to Buyer and Merger Sub in the electronic documentation site established on behalf of the Company, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company and the Subsidiaries.
4.7    Independent Investigation. Buyer and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and the Subsidiaries, and acknowledge that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of each Company and the Subsidiaries for such purpose. Buyer and Merger Sub acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Merger Sub have relied solely upon their own investigation and the representations and warranties set forth in Article III of this Agreement (including the related portions of the Disclosure Schedule); and (b) none of the Company or any of the

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Subsidiaries or any other Person has made any representation or warranty as to the Company or any of the Subsidiaries or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedule).
ARTICLE V
ADDITIONAL AGREEMENTS
5.1    Conduct Prior to Closing.
5.1.1.    Except as contemplated by this Section 5.1, or as consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed), from the date hereof through the Closing, the Company and each of the Subsidiaries shall operate its business in the ordinary course consistent with past practice.
5.1.2.    Except (i) as specifically contemplated by this Agreement, (ii) as set forth on Schedule 5.1.2 or (iii) as consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed), from the date hereof through the Closing, neither the Company nor any of the Subsidiaries shall:
(a)    increase the compensation payable to, or enter into or amend any employment agreement with, any director, officer or employee of the Company or any of the Subsidiaries;
(b)    declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its capital stock;
(c)    (i) redeem, purchase or otherwise acquire any shares of its capital stock or any of its other equity securities, (ii) effect any reorganization or recapitalization or (iii) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;
(d)    alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure of the Company;
(e)    (i) except as required pursuant to the exercise of Company Options into shares of Common Stock, issue, deliver, award, pledge, grant or sell any shares of its capital stock or any of its other equity securities, or (ii) amend or otherwise modify the terms of any outstanding equity securities (including the Company Options);
(f)    acquire any equity interest in or all or any portion of the assets of any business (other than (i) the purchase of assets from suppliers or vendors in the ordinary course of business and (ii) in connection with the Distributor Buyouts);
(g)    sell, lease, exchange, mortgage, pledge, license, encumber, transfer or otherwise dispose of any of its assets, except for sales, leases or licenses of products or services immaterial in amount or in the ordinary course of business;

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(h)    propose or adopt any amendments to its charter, bylaws or other organizational documents;
(i)    change any of the accounting methods, principles or practices from those used in the preparation of the Financials (other than as required by changes in GAAP);
(j)    incur, assume or guarantee any Indebtedness (other than (i) new capital leases not to exceed $20,000.00 in the aggregate and (ii) any accrued and unpaid interest on Indebtedness existing as of the date hereof or permitted to be incurred, assumed or guaranteed under this Agreement);
(k)    make any loans, advances or capital contributions to or investments in any other Person other than (i) cash management activities carried on in the ordinary course of business consistent with past practice and (ii) advances to employees for travel and related business expenses consistent with Company policies;
(l)    except in connection with the Distributor Buyouts, enter into, extend the term of, materially amend or terminate any Distributor Agreement;
(m)    enter into, materially amend or terminate any Material Contract, or materially amend or consent to the termination of the rights thereunder of the Company or any Subsidiary, other than (i) in the ordinary course of business consistent with past practice, (ii) entering into the Payments Agreement in connection with the Closing, or (iii) in connection with the Distributor Buyouts;
(n)    make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $50,000.00 or, in the aggregate, are in excess of $100,000.00;
(o)    other than changes required by applicable Law or the financial consequence of which is included in Company Transaction Expenses, enter into, adopt or amend any severance plan or arrangement or any Benefits Plan;
(p)    make, revoke or modify any Tax election, change any accounting method, settle or compromise any Tax liability, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of state, local or foreign Law), consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, apply for or request any Tax ruling, surrender any right to claim a Tax refund, file any Tax Return (other than on a basis consistent with past practice and pursuant to the terms of this Agreement) or amend any Tax Return; or
(q)    enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
5.2    No Solicitations. From the date of this Agreement through the Closing, other than the solicitation of the requisite shareholder approval for the Merger, the Company shall

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not, and the Company shall take all action necessary to ensure that none of its Affiliates, nor any of its or their officers, directors, employees, representatives or agents, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, or knowingly encourage or accept any proposals or offers from, any Person or group of Persons (other than Buyer or its Affiliates), concerning any merger, sale of substantial assets, sale of shares of capital stock or similar transactions involving the Company. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, and negotiations with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify Buyer promptly, but in any event within 24 hours, if any such proposal or offer, or any inquiry by any Person with respect thereto, is made. Any such notice to Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, or inquiry and, to the extent known, the terms and conditions of such proposal or offer. The Company shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party with respect to any such transaction, without the prior written consent of Buyer.
5.3    Regulatory Filings.
5.3.1.    Competition. As soon as may be reasonably practicable, but in no event later than five (5) Business Days following the date of this Agreement or, if earlier, the deadline prescribed by Law, Buyer and the Company shall file, or cause their respective Affiliates to file, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein to the extent required by the HSR Act (which forms shall specifically request early termination of applicable waiting periods prescribed by the HSR Act), as well as comparable pre-merger notification forms or other filings required by the Competition Laws of any applicable jurisdiction, as agreed to by the Parties. All filing fees incurred in connection with regulatory filings made pursuant to this Section 5.3 shall be paid by Buyer.
5.3.2.    Cooperation. The Company and Buyer shall use their good faith efforts to furnish to each other all information required for any HSR Act filing or other filing to be made under any applicable Law in connection with the transactions contemplated by this Agreement. The Company and Buyer shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any HSR Act filing or other filing or investigation. No Party shall independently participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable Law and the Nondisclosure Agreement, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to any HSR Act filing or other filing or investigation; provided, however, that notwithstanding, the foregoing, Buyer shall be entitled, after consultation with the Company, to make all strategic and tactical decisions as to the manner in which to obtain any such

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Consents, including any decision to make any filing or to enter into any agreement with a Governmental Entity regarding the timing of any investigation or waiting period relating to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, each Party reserves the right to limit disclosure of any document, or portion thereof, submitted to any Governmental Entity with respect to any HSR Act filing or other filing to Buyer’s and the Company’s respective outside counsel only.
5.4    Inspection. Subject to (i) applicable Laws and (ii) confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of the Subsidiaries by third parties that may be in the Company’s possession from time to time, during the period from the date hereof through the Closing, the Company shall afford to Buyer and its accountants, counsel, financial advisors and other representatives reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours, all of its books, contracts, commitments, records, properties, offices, plants and other facilities and shall furnish Buyer with such financial, operating and other data and information as Buyer may reasonably request; provided that all requests for access (including any requests for access to employees) shall be directed only to Gerard Parker, and access shall be afforded only pursuant to procedures and constraints mutually agreed upon by Gerard Parker and Buyer (it being understood that Buyer will not attempt to contact any employees, customers or suppliers of the Company or any of the Subsidiaries except pursuant to such mutually agreed procedures and constraints). Solely for informational purposes, no later than ten (10) days following the end of a calendar month, the Company shall deliver to Buyer the unaudited statements of operations for the Company and the Subsidiaries on a consolidated basis for each full month between the date hereof and the Closing Date. All information obtained pursuant to this Section 5.4 shall be kept confidential in accordance with Section 5.6 hereof.
5.5    Public Disclosure. Unless otherwise required by Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market (in which case the Party required to make the disclosure will, to the extent practicable, provide the other Party reasonable opportunity to comment thereon), no disclosure (whether or not in response to an inquiry) of the fact or subject matter of this Agreement (or any of the transactions contemplated hereby) shall be made by any Party hereto at any time other than to agents and representatives of the Parties as necessary to consummate the transactions contemplated by this Agreement (and by Holder Representative to Shareholders), unless approved in writing by the other Parties hereto prior to release, such approval not to be unreasonably withheld, conditioned or delayed.
5.6    Confidentiality. Each of the Parties (other than the Holder Representative) shall hold, and shall cause its representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other Party to this Agreement in connection with the transactions contemplated hereby pursuant to the Nondisclosure Agreement dated May 27, 2014 (the “Nondisclosure Agreement”) previously executed by Buyer and the Company, which shall remain in full force and effect until the Closing Date notwithstanding the execution of this Agreement. The Nondisclosure Agreement is hereby deemed amended to extend the term of Section 7 of the Nondisclosure Agreement from

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“twelve month period” to “twenty-four month period”. If for any reason this Agreement is terminated prior to the Closing Date, the Nondisclosure Agreement shall nonetheless continue in full force and effect in accordance with its terms as amended by this Agreement.
5.7    Expenses. Except as otherwise expressly provided herein (including Sections 5.3, 5.8 and 9.3 hereof), whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, investment banking, broker, financial advisory, consulting and other fees and expenses of third-Persons incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses.
5.8    Director and Officer Indemnification and Insurance. From and after the Closing, Buyer agrees that it will cause the Surviving Corporation to continue to indemnify and hold harmless each present and former director and officer of the Company and/or any of the Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit or proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or the applicable Subsidiary would have been permitted under the applicable Law and its charter or bylaws in effect on the date hereof to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided that the Person to whom such expenses are advanced provides an undertaking to the Surviving Corporation to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The Company shall obtain as of the Closing Date a “tail” insurance policy with a claims period of six years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company and the Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). The premium for such insurance policy shall be a Company Transaction Expense.
5.9    Reasonable Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the Parties (other than the Holder Representative) shall use its reasonable best efforts to obtain promptly all Consents that may be or become necessary for the performance of its and the other Parties’ obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement. The Parties (other than the Holder Representative) shall each be responsible for paying any fees and other costs (including, but not limited to, legal and consultant fees) incurred by that Party relating to any Consents, including but not limited to fees and other costs relating to the preparation of any filings or submissions to any Governmental Entity (other than filing fees incurred in connection with regulatory filings made pursuant to Section 5.3, which shall, in any event, be paid by Buyer); provided, however, that neither the Company nor the Buyer shall be required to pay

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any fees or other payments to any Governmental Entity in order to obtain any such Consent (other than filing fees incurred in connection with regulatory filings made pursuant to Section 5.3, which shall, in any event, be paid by Buyer). If any objections are asserted with respect to the transactions contemplated hereby under any Competition Law or if any suit or proceeding is instituted or threatened by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violating any Competition Law, each of the Parties (other than the Holder Representative) shall use its reasonable best efforts to promptly resolve such objections in order to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable, provided, however, that notwithstanding the foregoing, that each of the Parties shall have the right, but not the obligation, to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement under any Competition Law, including but not limited to seeking to have any stay, injunction, or temporary restraining order entered by any court or other Governmental Entity vacated or reversed. Notwithstanding anything to the contrary in this Agreement, none of the Parties shall be required to take or agree to take any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require or result in the sale, divestiture or other direct or indirect disposition of any assets or rights of Buyer or any of its Affiliates, any portion of the Company or any of its Affiliates, or any portion of the Surviving Corporation, or (ii) limit Buyer’s, the Company’s, the Surviving Corporation’s, or any of their respective Affiliates’ freedom of action with respect to, or its or their ability to retain, conduct, consolidate or otherwise control, any of Buyer’s or its Affiliates’ assets or businesses.
5.10    Conflict and Privilege Matters.
5.10.1.    Waiver of Conflicts. Effective as of the Closing, Buyer hereby waives and agrees not to assert, and Buyer agrees to cause the Surviving Corporation and each of the Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to any representation after the Closing of the Holder Representative, any Shareholder as of the date of this Agreement or as of immediately prior to the Closing, any of their respective Affiliates or any officer, employee or director of the Holder Representative, or any Shareholder as of the date of this Agreement or as of immediately prior to the Closing (any such Person, a “Designated Person”) in any matter involving this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof) by any legal counsel set forth on Schedule 5.10 (any such legal counsel, “Legal Counsel”) to the extent such Legal Counsel has represented any Designated Person in connection with this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including the negotiation, execution or performance hereof or thereof).
5.10.2.    Attorney-Client Privilege. The attorney-client privilege, attorney work-product protection and expectation of client confidence arising from each Legal

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Counsel’s representation of the Company, the Shareholders or the Holder Representative, as applicable, prior to the Closing in connection with this Agreement and the transactions contemplated hereby, and all information and documents reflecting such privilege or protected communication, shall belong to and be controlled by the Shareholders or the Holder Representative, as applicable, and may be waived only by the Shareholders or Holder Representative, as applicable, and not the Company, and shall not pass to or be claimed or used by Buyer, the Company, the Surviving Corporation or any Subsidiary of the Surviving Corporation.
5.11    Repayment of Funded Indebtedness.
5.11.1.    The Company shall negotiate the Debt Payoff Letter from the administrative agent of the Financing Agreement. The Company shall, and shall cause the Subsidiaries to, deliver all notices and take all other actions reasonably requested by the Buyer to facilitate the termination of all loan documents relating to the Financing Agreement, the termination of the commitments provided thereunder and of the facility itself concurrent with the Closing, the repayment in full of all obligations then outstanding thereunder (using funds provided by the Buyer on behalf of the Company) and the release of all Liens in connection therewith concurrent with the Closing; provided, however, that in no event shall this Section 5.11.1 require the Company or any of the Subsidiaries to cause the termination of any contracts relating to the Financing Agreement other than as part of the Closing.
5.11.2.    The Company shall (a) prepare notices of redemption (together, the “Redemption Notices”) for the 8.6% Senior Subordinated PIK Notes, Series A, due 2020 and the 8.6% Senior Subordinated PIK Notes, Series B, due 2020 (together, the “Notes”) issued by the Company pursuant to the applicable provisions of the Indenture dated as of January 7, 2011 governing the Notes (the “Indenture”) providing for the redemption of all of the outstanding Notes (together with all accrued and unpaid interest and applicable premiums related to such Notes) thirty (30) days following the Closing Date and deliver such Redemption Notices to the Trustee at least thirty (30) days prior to the Closing Date (or such shorter period as the Trustee shall agree); (b) cause the Trustee to issue the Redemption Notices to the holders of the Notes on the Closing Date; (c) provide Buyer a reasonable opportunity to review and comment on the Redemption Notices reasonably in advance of their delivery; (d) take all other actions and prepare and deliver all other documents (including any officers’ certificates and legal opinions) as may be required under the Indenture to cause the Trustee to issue the Redemption Notices on the Closing Date, and (e) take all other actions and prepare and deliver all other documents (including any officers’ certificates and legal opinions) as may be required to effect the satisfaction and discharge of the Indenture pursuant to Section 8.01(a) thereof and (subject to the irrevocable deposit with the Trustee on the Closing Date of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the redemption date on, and applicable premiums related to, such Notes) cause the Trustee to execute and deliver to Buyer on the Closing Date a certificate from the Trustee acknowledging satisfaction and discharge of the Indenture pursuant to Section 8.01(a) of the Indenture.

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5.11.3.    The Company agrees that, prior to the Closing, neither it nor any of the Subsidiaries shall, without Buyer’s prior written consent, redeem, prepay or discharge, or cause to be redeemed, prepaid or discharged, any Indebtedness in an amount greater than $9,000,000.00 in the aggregate.
5.12    Dissolution of Canadian Subsidiary.  The Company shall use its commercially reasonable efforts to take all actions necessary, and to prepare and deliver all documents as may be required, to effect the dissolution (or equivalent transaction under applicable Law) of Network Publications Canada, Inc., at or prior to the Closing.
5.13    401(k) Plan Termination. The Company shall take all action necessary to terminate the Network Communication, Inc. 401(k) Plan effective as of the day before the Closing Date.
5.14    Section 280G Matters. The Company will, prior to the Closing Date, use commercially reasonable efforts to obtain the required approval (if any) of the Shareholders under the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto (including, without limitation, seeking to obtain any necessary waiver from any affected individual) with respect to any payments that potentially would reasonably be expected to constitute excess parachute payments so that, if such approval is received, payments by the Company to any employees of the Company or any of the Subsidiaries arising in whole or in part as a result of the transactions contemplated by this Agreement based on arrangements in place at the Closing (other than arrangements entered into at the direction of the Buyer on the Closing Date) will not be characterized as parachute payments under Section 280G of the Code.  Within a reasonable period of time before taking such actions, the Company shall deliver to the Buyer for review and comment copies of any documents or agreements necessary to effect this Section 5.14, including any shareholder consent form, disclosure statement or waiver; provided, however, that notwithstanding, the foregoing, the Company shall be entitled, after consultation with Buyer, to make all decisions regarding such actions, including decisions regarding the final form of any documents or agreements necessary to effect this Section 5.14, including any shareholder consent form, disclosure statement or waiver.
5.15    Distributor Buyout. The Company shall use its commercially reasonable efforts to consummate the Distributor Buyout identified as item 3 on Schedule A, prior to or concurrently with the Closing, pursuant to documentation in a form reasonably acceptable to and approved in writing by, Buyer.
5.16    Third Party Approvals and Consents. The Company shall use its commercially reasonable efforts to obtain, prior to or concurrently with the Closing, the third-Person consents and approvals required in connection with the transactions contemplated by this Agreement and listed on Schedule 5.16.
ARTICLE VI
CONDITIONS TO THE CLOSING

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6.1    Conditions to the Obligations of the Company. The obligations of the Company to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
6.1.1.    Representations and Warranties. Each of the representations and warranties of each of Buyer and Merger Sub contained in this Agreement shall be true and correct in all material respects both when made and as of the Closing Date, except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects at and as of that date with the same force and effect as if made as of Closing.
6.1.2.    Covenants. Each of Buyer and Merger Sub shall have performed and complied in all material respects with all covenants contained in this Agreement required to be performed and complied with by it as of the Closing.
6.1.3.    No Injunction or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity having jurisdiction over the Company, Buyer or Merger Sub, and no other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing have been commenced or be pending; nor shall there be any action taken by any Governmental Entity, or any Law, enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, that makes the consummation of the transactions contemplated hereby illegal.
6.1.4.    Governmental Approvals. All material authorizations, orders, declarations, approvals, notices or consents and filings with Governmental Entities required in connection with the consummation of the transactions contemplated hereby shall have been obtained or made, and all applicable waiting periods (including any extension thereof) under the HSR Act and comparable merger notification or control Laws and regulations relating to the transactions contemplated hereby shall have expired or have been terminated.
6.1.5.    Certificate of Buyer. The Company shall have been provided with a certificate on behalf of Buyer executed by an executive officer of Buyer, certifying as to compliance with the matters set forth in Sections 6.1.1 and 6.1.2 above.
6.1.6.    Escrow Agreement. The Escrow Agreement shall have been duly executed and delivered by Buyer and the Escrow Agent in accordance with the terms hereof.
6.1.7.    Shareholder Approval. The requisite shareholders of the Company shall have adopted this Agreement in accordance with Section 14-2-1103 of the GBCC.
6.1.8.    Delivery of Documents. Buyer shall have delivered to the Company those documents described in Section 2.9.1 hereof.

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6.2    Conditions to the Obligations of Buyer and Merger Sub. The obligation of Buyer and Merger Sub to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:
6.2.1.    Representations and Warranties. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the representations and warranties of the Company contained in this Agreement (subject to such exceptions as are disclosed in the corresponding sections or subsections (or other sections or subsections as provided in Section 10.11 hereof) of the Disclosure Schedule) shall be true and correct both when made and as of the Closing Date, except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct at and as of that date with the same force and effect as if made as of Closing.
6.2.2.    Covenants. The Company shall have performed and complied in all material respects with all covenants contained in this Agreement required to be performed and complied with by it as of the Closing.
6.2.3.    No Injunction or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity having jurisdiction over the Company, Buyer or Merger Sub, and no other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing have been commenced or be pending; nor shall there be any action taken by any Governmental Entity, or any Law, enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, that makes the consummation of the transactions contemplated by this Agreement illegal.
6.2.4.    Governmental Approvals. All material authorizations, orders, declarations, approvals, notices or consents and filings with Governmental Entities required in connection with the consummation of the transactions contemplated hereby shall have been obtained or made, and all applicable waiting periods (including any extension thereof) under the HSR Act and comparable merger notification or control Laws and regulations relating to the transactions contemplated hereby shall have expired or have been terminated.
6.2.5.    Certificate of the Company. Buyer shall have been provided with a certificate on behalf of the Company executed by an executive officer of the Company, certifying as to compliance with the matters set forth in Sections 6.2.1 and 6.2.2 above.
6.2.6.    Escrow Agreement. The Escrow Agreement shall have been duly executed and delivered by the Holder Representative and the Escrow Agent in accordance with the terms hereof.
6.2.7.    Shareholder Approval. The requisite shareholders of the Company shall have adopted this Agreement in accordance with Section 14-2-1103 of the GBCC.

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6.2.8.    Director Resignations. Buyer shall have received letters of resignation from the directors of the Company and each of the Subsidiaries.
6.2.9.    Delivery of Documents. The Company shall have delivered to Buyer those documents described in Section 2.9.2 hereof.
6.2.10.    [Intentionally omitted.]
6.2.11.    Third-Party Approvals and Consents. The third-Person consents and approvals listed on Schedule 6.2.11 shall have been obtained by the Company and the Subsidiaries.
6.2.12.    Voting Agreement. The Voting Agreement, entered into as of January 7, 2010 (the “Voting Agreement”), by and among the Company and each holder of Common Stock listed on Schedule A thereto, shall have been amended, prior to the Closing Date, such that the Voting Agreement will terminate at the Effective Time.
6.2.13.    Delivery of Audited Financial Statements. The Company shall have delivered to Buyer the audited consolidated balance sheet of the Company and the Subsidiaries as of March 31, 2015 and audited consolidated statements of operations, cash flows and shareholders’ equity for the year then ended.
6.2.14.    Warrants. The Company shall have provided the notice required by Section 4.4 of the Warrant Agreement at least thirty (30) days prior to the Closing.
6.2.15.    Distributor Buyouts. The Company shall have consummated the Distributor Buyout identified as item 2 on Schedule A hereto, prior to or concurrently with the Closing, on terms reasonably acceptable to, and approved in writing by, Buyer.
6.2.16.    No Material Adverse Effect. There shall not have occurred any change, event or effect that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.
6.2.17.    Closing Date Cash Balance. The Company shall, immediately prior to the Closing, have an amount not less than $500,000.00 in cash in a deposit account maintained by the Company with Wells Fargo, reasonable evidence of which shall be provided to Buyer at the Closing.

ARTICLE VII
TERMINATION
7.1    Termination Rights. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
7.1.1.    by mutual written consent of the Company and Buyer;
7.1.2.    by Buyer or the Company if (i) the Closing has not occurred on or prior to July 26, 2015 (the “Outside Date”); provided, however, that the right to terminate t

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his Agreement under this Section 7.1.2 shall not be available to any Party whose action or failure to act has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date, or (ii) any court or other Governmental Entity having jurisdiction over any Party shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;
7.1.3.    by Buyer if Buyer and Merger Sub are not in material breach of their obligations under this Agreement and there has been a material breach of any representation, warranty or covenant contained in this Agreement on the part of the Company, or if any representation or warranty on the part of the Company has become untrue or inaccurate, in either case such that the conditions set forth in Section 6.2.1 or 6.2.2 hereof would not be satisfied as of the time of such breach or inaccuracy, and such breach or inaccuracy shall not have been cured within ten (10) days after written notice by Buyer to the Company;
7.1.4.    by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty or covenant contained in this Agreement on the part of Buyer or Merger Sub, or if any representation or warranty on the part of Buyer or Merger Sub has become untrue or inaccurate, in either case such that the conditions set forth in Section 6.1.1 or 6.1.2 hereof would not be satisfied as of the time of such breach or inaccuracy, and such breach or inaccuracy shall not have been cured within ten (10) days after written notice by the Company to Buyer;
7.1.5.    by Buyer if any of the conditions set forth in Section 6.2 hereof shall have become incapable of fulfillment and shall not have been waived in writing by Buyer; provided that the right to terminate this Agreement pursuant to this Section 7.1.5 shall not be available if the failure of Buyer or Merger Sub to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date; or
7.1.6.    by the Company if any of the conditions set forth in Section 6.1 hereof shall have become incapable of fulfillment and shall not have been waived in writing by the Company; provided that the right to terminate this Agreement pursuant to this Section 7.1.6 shall not be available if the failure of the Company or any of the Subsidiaries to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date.
7.2    Manner and Effect of Termination. Termination under this Article VII shall be effected by the giving of written notice to that effect by Company or Buyer to the other. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, Merger Sub or the Company or their respective officers, directors or securityholders; provided, that the provisions of Sections 5.5 (public disclosure), 5.6 (confidentiality), 5.7 (expenses), 7.1 (termination rights), 7.2 (manner and effect of termination), and Article X (general provisions) shall remain in full force and effect and

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survive any termination of this Agreement; provided, further, that nothing contained in this Section 7.2 shall relieve any Party from any liability for any breach of any representation or warranty or covenant contained in this Agreement that occurs prior to the termination of this Agreement or to any actual or purported termination of this Agreement in violation of the terms of this Agreement.
ARTICLE VIII
INDEMNIFICATION
8.1    Survival. The representations and warranties, covenants and other agreements contained in this Agreement shall survive the Closing as follows: (a) the representations and warranties shall survive until the date that is twelve (12) months after the Closing Date and shall expire thereafter; provided, however, that (i) the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Authority), 3.3 (Capitalization), 3.18 (Finder Fees), 4.1 (Organization), 4.2 (Authority) and 4.5 (Finder Fees) (collectively, the “Fundamental Representations”) shall survive indefinitely, (ii) the representations and warranties in Section 3.9 (Tax Status) shall survive until forty-five (45) days following the expiration of the applicable statute of limitations, and (iii) the indemnification obligations in Section 8.2(vi) shall survive until the date that is three (3) years after the Closing Date and shall expire thereafter; and (b) the covenants and other agreements of the Parties contained in this Agreement shall survive the Closing indefinitely unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive until the expiration of the statute of limitations following the date all performance thereunder was due to be performed (the last day of the survival period of any such representation or warranty, or covenant or other agreement, as applicable, its “Survival Termination Date”); provided further that, as to any claim for which written notice has been duly given in accordance with this Article VIII on or prior to the applicable Survival Termination Date, the underlying representation, warranty, covenant or other agreement, as applicable, shall survive as to such claim until such claim shall have been finally resolved pursuant to this Article VIII.
8.2    Indemnification of Buyer Indemnitees. Subject to the limitations contained in this Section 8.2, including Section 8.2.4(b), the Shareholders shall save, defend, indemnify and hold harmless Buyer, Merger Sub, the Surviving Corporation and their respective Affiliates and the directors, officers, employees, agents, representatives, shareholders, successors and assigns of each of the foregoing (collectively, the “Buyer Indemnitees”) from and against any and all Losses incurred, suffered or sustained by, or asserted against, any Buyer Indemnitee as a result of, or arising out of or relating to (i) any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement (other than the Fundamental Representations and the representations and warranties in Section 3.9 (Tax Status)), (ii) any breach or inaccuracy of any Fundamental Representation or the representations and warranties in Section 3.9 (Tax Status), (iii) any failure of the Company to perform any covenant, obligation or other agreement of the Company contained in this Agreement, (iv) any Company Transaction Expenses, (v) the Closing Date Indebtedness, and (vi) the Excluded Liabilities (collectively, “Buyer Losses”).

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8.2.1.    Each claim for indemnification for any Buyer Losses may only be asserted on or prior to the applicable Survival Termination Date; provided, that as to any Buyer Losses for which a Claim Notice has been given in accordance with the requirements of this Article VIII on or prior to the applicable Survival Termination Date, the indemnification obligation hereunder shall continue until the liability to be satisfied, if any, shall have been determined pursuant to this Article VIII, and all Buyer Indemnitees shall have been reimbursed for such Buyer Losses in accordance with the terms hereof.
8.2.2.    The Buyer Indemnitees shall not be entitled to indemnification for the first Buyer Losses validly claimed by them pursuant to clause (i) of Section 8.2 up to an aggregate amount equal to $700,000.00 (the “Deductible”), and once aggregate Buyer Losses are in excess of such amount, then the Buyer Indemnitees shall be entitled to indemnification only for the amount of all Buyer Losses in excess of the Deductible.
8.2.3.    With respect to Buyer Losses validly claimed pursuant to clause (i) of Section 8.2: (a) Buyer agrees that it shall first seek a remedy from the Indemnity Escrow Account, to the extent of the amount then held in the Indemnity Escrow Account, before seeking to recover any such Buyer Losses directly from the Shareholders, (b) only if the full Indemnity Escrow Amount has been segregated as contemplated in Section 8.4.4 and/or distributed, the Shareholders shall be severally, but not jointly, liable (on a pro rata basis in accordance with their respective Pro Rata Portions) for such unrecovered Buyer Losses and (c) the aggregate amount of such Buyer Losses for which the Buyer Indemnitees shall be indemnified, regardless of the source or sources of such indemnification, shall not exceed $12,750,000.00.
8.2.4.    With respect to Buyer Losses validly claimed pursuant to clauses (ii) (other than Buyer Losses arising from breaches of Section 3.9), (iii), (iv), (v) and (vi) of Section 8.2: (a) Buyer agrees that it shall first seek a remedy from the Indemnity Escrow Account, to the extent of the amount then held in the Indemnity Escrow Account, before seeking to recover any such Buyer Losses directly from the Shareholders, and (b) only if the full Indemnity Escrow Amount has been segregated as contemplated in Section 8.4.4 and/or distributed, the Shareholders shall be severally, but not jointly, liable (on a pro rata basis in accordance with their respective Pro Rata Portions) for such unrecovered Buyer Losses. In any event, the amount of Buyer Losses and Indemnified Taxes for which any Shareholder shall be liable shall not in the aggregate exceed the portion of the Final Merger Consideration actually received by such holder.
8.2.5.    Any amount remaining in the Indemnity Escrow Account (except for the amount corresponding to any pending claims or payments for Buyer Losses for which a Claim Notice has been given in accordance with the requirements of this Article VIII) shall be released pursuant to the terms of the Escrow Agreement on the date that is twelve (12) months after the Closing Date. Any amount remaining in the Holder Representative Expense Account shall be released pursuant to the terms of the Escrow Agreement on the date that is twelve (12) months after the Closing Date or, if later, the date that the last amount remaining in the Indemnity Escrow Account is released.

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8.2.6.    For purposes of claims for indemnification under clauses (i) and (ii) of Section 8.2, in calculating the amount of any Buyer Losses for which indemnification is sought by a Buyer Indemnitee pursuant to this Article VIII, all “material”, “materially”, “in all material respects” and “Material Adverse Effect” qualifications contained in the applicable representations and warranties of the Company shall be disregarded. For the avoidance of doubt, all such “material”, “materially”, “in all material respects” and “Material Adverse Effect” qualifications shall be respected for purposes of determining whether there has been a breach of any representation or warranty of the Company in this Agreement.
8.2.7.    In calculating the amount of Losses related to a breach of or inaccuracy in a representation, warranty, covenant or agreement hereunder, the Shareholders shall have no liability for any Losses to the extent such Losses were taken into account as a liability in determining the Closing Date Working Capital or were included in Company Transaction Expenses or Closing Date Indebtedness.
8.3    Indemnification of Seller Indemnitees. Subject to the limitations contained in this Section 8.3, Buyer shall save, defend, indemnify and hold harmless the Shareholders and their respective directors, officers, employees, agents, representatives, shareholders, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all Losses incurred, suffered or sustained by, or asserted against, any Seller Indemnitee as a result of, arising out of or relating to (i) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement, or (ii) any failure of Buyer to perform any covenant, obligation or other agreement of Buyer contained in this Agreement (the “Seller Losses”).
8.3.1.    Each claim for indemnification for any Seller Losses may only be asserted on or prior to the applicable Survival Termination Date set forth in Section 8.1; provided that as to any Seller Losses for which a Claim Notice has been given in accordance with the requirements of this Article VIII on or prior to the applicable Survival Termination Date, the indemnification obligation hereunder shall continue until the liability to be satisfied, if any, shall have been determined pursuant to this Article VIII, and all Seller Indemnitees shall have been reimbursed for such Seller Losses in accordance with the terms hereof.
8.4    Notice and Determination of Claims.
8.4.1.    If any Buyer Indemnitee or Seller Indemnitee seeking indemnification wishes to make a claim for indemnification under Section 8.2 or Section 8.3 hereof, such Buyer Indemnitee(s) or Seller Indemnitee(s) (individually or collectively, the “Claiming Party”) shall deliver notice (a “Claim Notice”) in respect thereof to the Holder Representative, on behalf of the Shareholders, or to Buyer, as applicable (the Shareholders, or Buyer, as applicable, the “Indemnifying Party”) as promptly as possible after becoming aware of such claim, and shall provide the Indemnifying Party with the facts giving rise to such claim for indemnification hereunder and any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this A

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rticle VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Claim Notice shall describe in reasonable detail the Loss and the method of computation of such Loss, and contain a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before any action is brought or claim is made against it hereunder by the Claiming Party. At the time of delivery of a Claim Notice to the Holder Representative (with respect to Buyer Losses), a duplicate copy of such Claim Notice shall be delivered by the Claiming Party to the Escrow Agent, and if the Claiming Party is not or does not include Buyer, such Claim Notice must be accompanied by a certificate from Buyer confirming that each Claiming Party is a Buyer Indemnitee. For the avoidance of doubt, in each case where the Claiming Party or the Indemnifying Party is, collectively, the Shareholders, then in each such case all references to such Claiming Party or Indemnifying Party, as the case may be, in this Article VIII shall be deemed (except for provisions relating to an obligation to make or a right to receive any payments) to refer to the Holder Representative acting on behalf of such Claiming Party or Indemnifying Party, as applicable. The Claiming Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Claiming Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing, at reasonable times and upon reasonable notice and without undue interruption to the Claiming Party’s business or personnel, access to and copies of information, records and documents relating to such matters and access to the Claiming Party’s personnel. The Indemnifying Party shall bear all of the out-of-pocket costs and expenses reasonably incurred by the Claiming Party in connection with determining the validity of any claim for indemnity by the Claiming Party and in otherwise resolving such matters, including providing such books and records, information or personnel.
8.4.2.    Until the thirtieth (30th) day following delivery of a Claim Notice, a written objection (an “Objection”) to the claim made in such Claim Notice may be delivered by the Indemnifying Party to the Claiming Party. At the time of delivery of any Objection to a Buyer Indemnitee (with respect to Buyer Losses), a duplicate copy of such Objection shall be delivered to the Escrow Agent.
8.4.3.    With respect to Buyer Losses, unless the Holder Representative shall have delivered an Objection in accordance with Section 8.4.2, the Escrow Agent shall, on the thirtieth (30th) day (or such earlier day as the Holder Representative shall authorize in writing to the Escrow Agent) after receipt of a Claim Notice with respect to indemnification for a specified amount of Buyer Losses, deliver to Buyer, for its account or for the account of each Buyer Indemnitee named in such Claim Notice, an amount equal to the specified amount of Buyer Losses, which amount shall be paid from the Indemnity Escrow Account. With respect to Seller Losses, unless Buyer shall have delivered an Objection in accordance with Section 8.4.2, on the thirtieth (30th) day (or such earlier day as Buyer may elect in its sole discretion) after receipt of a Claim Notice with respect to indemnification for a specified amount of Seller Losses, Buyer shall deliver to the Payments Administrator for further distribution to each Seller Indemnitee named in such Claim Notice, an amount equal to the specified amount of Seller Losses.

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8.4.4.    With respect to Buyer Losses, upon receipt of an Objection properly made by the Holder Representative, the Escrow Agent shall (i) deliver to Buyer, for its account or for the account of each Buyer Indemnitee named in the applicable Claim Notice, funds in the Indemnity Escrow Account equal to that portion of the amount subject to such Claim Notice, if any, which is not disputed by the Holder Representative and (ii) designate and segregate out such portion of the funds in the Indemnity Escrow Account equal to the amount subject to such Claim Notice which is disputed by the Holder Representative. Thereafter, the Escrow Agent shall not dispose of such segregated funds from the Indemnity Escrow Account until the Escrow Agent shall have received a copy of the final decision of a court of competent jurisdiction as contemplated by Section 8.5 hereof or the Escrow Agent shall have received a copy of the written agreement between the Claiming Party and the Holder Representative resolving such dispute in whole or in part and setting forth the amount, if any, which such Claiming Party is entitled to receive. The Escrow Agent will deliver to Buyer, for its account or for the account of each Buyer Indemnitee entitled to payment, funds in the Indemnity Escrow Account equal to the amount that the Claiming Party is entitled to receive as set forth in the final decision promptly after the Escrow Agent’s receipt of such decision or, in the event that the amount to which the Claiming Party is entitled is established pursuant to an agreement between the Claiming Party and the Holder Representative promptly after the Escrow Agent’s receipt of such agreement.
8.5    Resolution of Conflicts With Respect to Buyer Losses.
8.5.1.    With respect to Buyer Losses, the Claiming Party shall deliver a written response to the Holder Representative in respect of any Objection properly delivered. If after twenty (20) days following delivery of such response there remains a dispute as to any claims, the Claiming Party and the Holder Representative shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Claiming Party and the Holder Representative should so agree, a memorandum setting forth such agreement shall be prepared and signed by Buyer and the Holder Representative and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute funds from the Indemnity Escrow Account in accordance with the terms thereof.
8.5.2.    If no such agreement can be reached after good faith negotiation, unless the amount of the Buyer Losses is at issue in pending litigation with a third Person, in which event no action shall be commenced until such amount is ascertained, the matter shall be settled in accordance with Section 10.13 hereof. A final, nonappealable decision by a court of competent jurisdiction as to the validity and amount of any claim shall be binding, and conclusive, and notwithstanding anything in this Section 8.5, if applicable, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Indemnity Escrow Account in accordance therewith.
8.6    Third Person Claims.
8.6.1.    If the Claiming Party seeks indemnification under this Article VIII with respect to any pending or threatened action at law or suit in equity by a third Person against such Claiming Party (each such action being a “Third Person Claim”), the

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Indemnifying Party will be entitled, if it so elects by written notice delivered to the Claiming Party no later than thirty (30) days after receiving the Claim Notice, and such notice (a) includes the Indemnifying Party’s acknowledgment that as between the Indemnifying Party and the Claiming Party, the Indemnifying Party shall be responsible for all Losses associated with such Third Person Claim in accordance with the terms set forth in this Agreement and (b) provides reasonably satisfactory evidence of its financial ability to satisfy in the aggregate all such indemnification and cost and expense reimbursement obligations (which evidence may include funds under the Indemnity Escrow Account but only to the extent such funds are not reserved for, or the subject of, any other claims, subject to Section 8.6.2, to conduct and control the defense, compromise or settlement of such Third Person Claim with counsel reasonably acceptable to the Claiming Party and at the expense of the Indemnifying Party. In any such case, the Claiming Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith; provided that the Claiming Party may participate, through counsel chosen by it, in the defense of any such Third Person Claim as to which the Indemnifying Party has so elected to conduct and control the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Claiming Party unless (i) the employment of such counsel at the Indemnifying Party’s expense shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Person Claim (including any impleaded parties) include both the Claiming Party and the Indemnifying Party, and the Claiming Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Claiming Party may present such counsel with a conflict of interest. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Person Claim that involves claims for equitable or injunctive relief, any claim that would impose criminal liability, or any claim for damages exceeding the Indemnifying Party’s responsibility therefor under the terms hereof, and the Claiming Party shall have the right to defend, at the expense of the Indemnifying Party (to the extent such expenses constitute Losses validly claimed under Section 8.2 or Section 8.3, as applicable), any such Third Person Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Claiming Party for any period during which the Indemnifying Party has failed to assume the defense thereof (to the extent such fees and expenses constitute Losses validly claimed under Section 8.2 or Section 8.3, as applicable). If the Indemnifying Party does not expressly elect to assume the defense of such Third Person Claim within the time period and otherwise in accordance with the first sentence of this Section 8.6.1, the Claiming Party shall have the sole right to assume the defense of such Third Person Claim.
8.6.2.    Neither the Indemnifying Party, on the one hand, nor the Claiming Party, on the other hand, shall admit liability to, or settle, compromise or discharge any Third Person Claim without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, if the Indemnifying Party assumes the defense of any Third Person Claim, the Indemnifying Party may admit any liability with respect to, or enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Person Claim if such settlement,

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compromise or judgment (i) does not involve a finding or admission of wrongdoing, (ii) includes an unconditional written release by the applicable claimant or plaintiff of the Claiming Party from all liability in respect of such Third Person Claim and (iii) imposes no equitable remedies on the Claiming Party.
8.7    Exclusive Remedy. Except for claims based on fraud, claims seeking injunctive and provisional relief (including specific performance) and/or claims by the Holder Representative pursuant to Section 9.3, if the Closing occurs, this Article VIII shall constitute the sole and exclusive remedy for breaches of this Agreement or otherwise arising out of, concerning or relating, directly or indirectly, to this Agreement or the transactions contemplated hereby.
8.8    Tax Matters.
8.8.1.    Pre-Closing Tax Returns. The Company, at the expense of the Shareholders (which may be paid on their behalf by the Holder Representative from funds in the Holder Representative Expense Account), shall retain McGladrey LLP or such other accounting firm as is reasonably acceptable to both the Holder Representative and Buyer to timely prepare and file all Tax Returns that are required to be filed by or on behalf of the Company or any Subsidiary for the Pre-Closing Tax Period and, at the Company’s expense, Tax Returns for any Straddle Period. The Company shall (i) prepare (or cause to be prepared) such Tax Returns consistent with this Agreement and past practice, unless required by applicable law and (ii) provide copies of such proposed Tax Returns to the Holder Representative for its review and comment at least forty (40) days prior the due date (including extensions) of any such Returns. In the event the Holder Representative reasonably objects to any item or items in such proposed Tax Returns at least fifteen (15) days prior to the due date (including extensions of such Tax Returns), the Company shall revise such Tax Returns to reflect the comments of the Holder Representative to the extent the Company and Buyer agree with such comments. In the event that the Holder Representative and Buyer are unable to resolve such comments at least ten (10) days prior to the due date (including extensions) of such Tax Return, such dispute shall be resolved by the Disputes Auditor prior to the due date (including extensions) of such Tax Return. The Shareholders shall timely remit (or cause to be timely remitted) to the Company all Taxes due with respect to any such Pre-Closing Tax Periods and the Shareholders’ portion of any Taxes with respect to any Straddle Periods to the extent such Taxes were not taken into account in determining the Closing Date Working Capital, and Buyer shall timely remit (or cause to be timely remitted) all such amounts to the applicable Government Authority. For the avoidance of doubt, the Holder Representative in its sole discretion may elect to pay to Buyer on the Shareholders’ behalf any amounts owed to Buyer by the Shareholders pursuant to the previous sentence from funds in the Holder Representative Expense Account.
8.8.2.    Tax Indemnification. Subject to the terms of this Article VIII, the Shareholders, severally and not jointly, on a pro rata basis in accordance with their respective Pro Rata Portions, shall save, defend, indemnify and hold harmless the Buyer Indemnitees for, without duplication, all (a) Excluded Taxes that were not taken into account in determining the Closing Date Working Capital , (b) Taxes arising out of, attributable to,

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relating to or resulting from the breach or failure of any of the representations or warranties made by the Company in Section 3.9 (Tax Status), (c) any Taxes arising out of, attributable to, relating to or resulting from the breach by the Company or any Subsidiary of any covenant or agreement contained herein which is to be performed on or before the Closing Date and (d) costs and expenses, including reasonable legal fees and expenses attributable to any item in clauses (a)-(c) of this Section 8.8.2 (collectively, “Indemnified Taxes”). Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Shareholders to indemnify and hold harmless the Buyer Indemnitees pursuant to this Section 8.8.2 shall terminate upon forty-five (45) days after the expiration of the applicable statute of limitations; provided that as to any Tax Claim for which written notice has been duly given in accordance with this Section 8.8 on or prior to the expiration of the statute of limitations, the indemnification obligation pursuant to this Section 8.8 shall survive as to such Tax Claim until such Tax Claim shall have been finally resolved.
8.8.3.    Straddle Period Allocations. In the case of any Taxes that are imposed on the Company or any Subsidiary with respect to a Straddle Period, (a) property Taxes of the Company and any Subsidiary allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period (excluding any additional tax assessed for the period (or portion thereof) beginning after the Closing Date) multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period; and (b) Taxes (other than property Taxes) of the Company and any Subsidiary allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on and included the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period ending after the Closing Date in proportion to the number of days in each such period.
8.8.4.    Tax Proceedings.
(a)    If any Tax Claim is asserted, then the Party first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other Parties; provided, however, that the failure to so notify shall not relieve the party from whom indemnification is being sought of its obligations hereunder, except to the extent that the party from whom indemnification is being sought is materially prejudiced by such failure. Such notice shall specify in reasonable detail, to the extent known, the basis for such Tax Claim and shall include, if applicable, a copy of the relevant portion of any correspondence received from the Tax Authority.
(b)    Buyer shall have the right to control any audit, examination, contest, litigation or other proceeding against any Governmental Entity (a “Tax Proceeding”) in respect of Taxes of the Company or any Subsidiary for any Pre-Closing Tax Period or Straddle Period; provided, however, that (A) Buyer shall provide the Holder Representative with a timely and reasonably detailed account of each phase of such Tax Proceeding, (B) Buyer shall consult with the Holder Representative before taking any significant action in connection with such Tax Proceeding, (C) Buyer shall consult with the

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Holder Representative and the Holder Representative shall be provided a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (D) the Holder Representative shall, at the expense of the Shareholders, be entitled to participate in such Tax Proceeding and receive copies of any written materials relating to such Tax Proceeding received from the relevant Tax Authority, and (E) Buyer shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Holder Representative, which consent shall not be unreasonably withheld.
(c)    Notwithstanding anything in this Agreement to the contrary, Buyer shall have the exclusive right to control (A) any Tax Proceeding in respect of the Company or any Subsidiary not described in Section 8.8.4(b) and (B) any Tax Proceeding in respect of the Company or any of the Subsidiaries described in Section 8.8.4(b) if such Tax Proceeding is not reasonably expected to give rise to any indemnification obligation pursuant to this Article VIII.
8.8.5.    Tax Matters Generally.
(a)    Tax Sharing Agreements and Power of Attorney. Notwithstanding anything in this Agreement to the contrary, the Company shall terminate (or cause to be terminated) on or before the Closing Date all Tax sharing, allocation, indemnity or similar agreements or arrangements (other than this Agreement), if any, to which the Company or any Subsidiary, on the one hand, and any person (other than the Company or any Subsidiary), on the other hand, are parties to, and neither Buyer, the Company, any Subsidiary or their respective Affiliates shall have any obligations thereunder after the Closing. In addition, the Company shall terminate (or cause to be terminated) on or before the Closing Date, any power of attorney executed or filed with any Governmental Entity in respect of Taxes or any Tax Return of the Company or any Subsidiary.
(b)    Tax Cooperation. The Holder Representative, Buyer and the Surviving Corporation shall cooperate with each other in connection with (i) the Buyer’s or the Surviving Corporation’s preparation and filing of any U.S. federal, state, local or foreign Tax Returns that include the business and operations of the Company and the Subsidiaries (including by executing and filing Pre-Closing Tax Period Tax Returns and Straddle Period Tax Returns prepared in accordance with Section 8.8.1; provided that the Holder Representative shall not be required to execute or file any Tax Returns) and (ii) any audit or examination by any Governmental Entity of any Tax Returns for a Pre-Closing Tax Period. Such cooperation shall include the furnishing or making available of Buyer’s or the Surviving Corporation’s employees on a mutually convenient basis and records, books of account or other materials of the Company and the Subsidiaries necessary or helpful for the defense against assertions of any Governmental Entity as to any Tax Returns for a Pre-Closing Tax Period.
(c)    Transfer Taxes. All federal, state, local and foreign transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees (other than Taxes permitted to be withheld pursuant to Section 2.7.3(d)) imposed on the

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Merger (the “Transfer Taxes”) shall be paid fifty percent (50%) by each of Buyer and the Shareholders.
(d)    Tax Treatment of Indemnity Payments and Indemnified Taxes. The Parties agree to treat any payment made pursuant to Article VIII as an adjustment to the Final Merger Consideration for all Tax purposes except to the extent otherwise required by applicable Law. Claims for Indemnified Taxes shall be governed exclusively by this Section 8.8 and the last sentence of Section 8.2.4, and the other Sections of Article VIII shall not apply to the extent inconsistent with this Section 8.8 and the last sentence of Section 8.2.4.
8.9    Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, each Party expressly reserves the right to seek indemnity or other remedy, to the extent permitted by Section 10.7, for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of such Party or any of its representatives in respect of any facts or circumstances that reveal the occurrence of any such breach, whether before or after the execution and delivery hereof.
ARTICLE IX
HOLDER REPRESENTATIVE
9.1    Holder Representative. By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, execution and delivery of their respective Transmittal Documents, and/or the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Shareholder shall be deemed to have approved the designation of, and hereby designates and ratifies, Shareholder Representative Services LLC as the representative, agent and attorney-in-fact of each Shareholder (the “Holder Representative”) under the terms of this Agreement. The Holder Representative shall have the right to resign, or may be removed or replaced, on thirty (30) days advance notice to the Company, Buyer, and the Escrow Agent; provided, that the Holder Representative may not be removed or replaced unless Shareholders representing at least a majority of the Pro Rata Portions consent in writing to such removal or replacement and the identity of the substituted representative. A vacancy in the position of Holder Representative may be filled by written consent of Shareholders representing at least a majority of the Pro Rata Portions.
9.2    Authority and Rights. The Holder Representative shall have full power and authority to represent all of the Shareholders and their successors with respect to all matters arising under this Agreement, the Escrow Agreement, the Payments Agreement and any agreements ancillary to the foregoing, including the power to (i) execute and deliver the Escrow Agreement and the Payments Agreement on behalf of and in the name of each such holder, (ii) authorize the release or delivery of funds held in the Indemnity Escrow Account in satisfaction of claims for Buyer Losses under Section 8.2 hereof or for any other purpose provided hereunder or the Adjustment Escrow Account in satisfaction of a negative Post-Closing Adjustment as provided in Section 2.8.2 hereof or for any other purpose provided

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hereunder, (iii) authorize the release or delivery of funds held in the Holder Representative Expense Account for the payment of Disputes Auditor expenses as provided in Section 2.8.2(a) hereof, the payment of Taxes as provided in Section 8.8.1 hereof or for any other purpose provided under Section 9.3 hereof, (iv) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for Buyer Losses under Section 8.2 hereof or any claims with respect to a Post-Closing Adjustment, (v) resolve, negotiate, settle or compromise any such claim, (vi) take any and all other actions necessary or appropriate in connection with this Agreement, the Escrow Agreement or any agreements ancillary to the foregoing and (vii) take all actions necessary or appropriate in the judgment of the Holder Representative for the accomplishment of the foregoing. The Holder Representative may take any and all actions that it believes are necessary or appropriate in connection with this Agreement for and on behalf of the Shareholders, as fully as if such Shareholders were acting on their own behalf. All actions taken by the Holder Representative under this Agreement and the agreements ancillary hereto shall be binding upon all Shareholders and their successors as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Holder Representative shall have full power and authority to interpret all terms and provisions of this Agreement, the Escrow Agreement and the agreements ancillary to the foregoing and to consent to any amendment hereof or thereof on behalf of the Shareholders and their successors. Buyer and the Company shall be entitled to rely on the appointment and treat the Holder Representative as the duly appointed representative of the Shareholders.
9.3    Limitations on Liability; Expenses. The Holder Representative will incur no liability of any kind with respect to any action or omission by the Holder Representative in connection with the Holder Representative’s services pursuant to this Agreement and the agreements ancillary hereto, except in the event of liability directly resulting from the Holder Representative’s gross negligence or willful misconduct. The Shareholders shall indemnify, defend and hold harmless the Holder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Holder Representative’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Holder Representative, the Holder Representative shall reimburse the Shareholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Holder Representative by the Shareholders, any such Representative Losses may be recovered by the Holder Representative from (i) the Indemnity Escrow Amount (but only at such time as amounts remaining in the Indemnity Escrow Account would otherwise be distributable to the Shareholders), and (ii) the Holder Representative Expense Amount; provided, that while this section allows the Holder Representative to be paid from the Holder Representative Expense Amount and the Indemnity Escrow Amount, this does not relieve the Shareholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Holder Representative from seeking

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any remedies available to it at law or otherwise. In no event will the Holder Representative be required to advance its own funds on behalf of the Shareholders or otherwise. The Shareholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Holder Representative or the termination of this Agreement.
ARTICLE X
GENERAL PROVISIONS
10.1    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, when sent by commercial messenger or courier service that provides confirmation of delivery, when sent via facsimile (with acknowledgement of complete transmission), on the Business Day after being sent by overnight mail by a service that provides confirmation of delivery, or on the fifth (5th) day after being sent by registered or certified mail (return receipt requested, postage prepaid) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to Buyer, Merger Sub or, following the Closing, the Surviving Corporation:
CoStar Realty Information, Inc.
1331 L Street, N.W.
Washington, D.C. 20005
Attention: Jon Coleman
Facsimile No.: (202) 346-6703
with a copy to:
Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036-5306
Attention:  Stephen I. Glover
Facsimile No.:  (202) 530-9598
If to the Company (prior to the Closing):
Network Communications, Inc.
Two Sun Court NW, Suite 300
Norcross, GA 30092
Attention: Gerard Parker & Fulton Collins
Facsimile No.: 678-346-9321

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with a copy to:
Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attention: Greg Klein
Facsimile No.: (310) 203-7199
If to the Holder Representative:
Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Facsimile No.: (303) 623-0294
Telephone No.: (303) 648-4085
with a copy (which shall not constitute notice) to:
Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attention: Greg Klein
Facsimile No.: (310) 203-7199
10.2    Amendment. This Agreement may only be amended by the Parties hereto by execution of an instrument in writing signed by (a) Buyer and (b) the Company (if prior to the Closing) or the Holder Representative (if after the Closing).
10.3    Extension; Waiver. At any time prior to the Closing, and to the extent permitted by applicable Law, Buyer and Merger Sub, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other Party hereto, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No failure on the part of any Party hereto to exercise or to delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.
10.4    Entire Agreement. This Agreement, the exhibits hereto, the Disclosure Schedule, and the other documents and instruments and other agreements among the Parties hereto referenced herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written

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and oral, among the Parties with respect to the subject matter hereof and, except as specifically provided herein, are not intended to confer upon any Person other than the Parties any rights or remedies hereunder.
10.5    Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the written consent of Buyer, the Company and the Holder Representative; provided, that Buyer may assign any of its rights but not its obligations hereunder to one of its subsidiaries. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns.
10.6    Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
10.7    Equitable Remedies; Cumulative Remedies. The Parties hereto acknowledge that monetary damages may be inadequate to compensate a Party for a breach of this Agreement by any other Party. Accordingly, each Party hereto shall be entitled to seek injunctive relief (including the remedy of specific performance) (“Equitable Relief”) in the event of a breach of this Agreement by any other Party. Any such action for Equitable Relief shall be brought in, and each Party agrees to and does hereby submit to the exclusive jurisdiction and venue of, any New York State or federal court located in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court). Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
10.8    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York, except to the extent that mandatory provisions of the GBCC govern.
10.9    Interpretation. The words (i) “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” and (ii) “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Throughout this Agreement, as the context may require, the singular tense and

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number includes the plural, and the plural tense and number includes the singular. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Unless otherwise specified, references to dollar amounts herein are to U.S. dollars.
10.10    Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
10.11    Disclosure Schedule. The inclusion of any matter in the Disclosure Schedule shall not imply any representation, warranty, covenant or undertaking not expressly given in this Agreement nor shall such disclosure be taken as extending the scope of any of the representations, warranties or covenants in this Agreement. The inclusion of any matter in the Disclosure Schedule shall not (i) constitute a determination that such matter is material to the business, assets, results of operations or affairs of the Company or be deemed to establish a standard of materiality, (ii) constitute a determination that such matter arose outside the ordinary course of business or (iii) constitute an admission of liability or obligation to any third party. Disclosure under any section or sub-section of the Disclosure Schedule shall be deemed disclosure to each other section or sub-section of the Disclosure Schedule to which the relevance of such item is reasonably apparent on its face. Any description or brief summary of an instrument or other document contained in the Disclosure Schedule shall be deemed to refer to the entire instrument or document, which instrument or document shall be deemed incorporated therein by such reference.
10.12    Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the others (including via facsimile), it being understood that all Parties need not sign the same counterpart.
10.13    Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other

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than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

[The remainder of this page is intentionally left blank.]

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[Signature Page to Agreement and Plan of Merger]
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed, all as of the date first written above.
BUYER:
COSTAR REALTY INFORMATION, INC.

By /s/ Andrew C. Florance
Name: Andrew C. Florance
Title: Chief Executive Officer and President

MERGER SUB:
ORANGE, LLC
By: CoStar Realty Information, Inc.,
its Sole Member

By /s/ Andrew C. Florance
Name: Andrew C. Florance
Title: Chief Executive Officer and President

[Signatures Continue on Following Page]

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[Signature Page to Agreement and Plan of Merger]
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed, all as of the date first written above.
THE COMPANY:
NETWORK COMMUNICATIONS, INC.

By /s/ Fulton Collins
Name: Fulton Collins
Title: Chief Executive Officer

HOLDER REPRESENTATIVE:
SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Holder Representative

By /s/ Mark B. Vogel
Name: Mark B. Vogel
Title: Managing Director

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APPENDIX A
DEFINITIONS
“Adjustment” shall have the meaning set forth in Section 2.8.2(b) hereof.
“Adjustment Escrow Account” shall have the meaning set forth in Section 2.7.4(b) hereof.
“Adjustment Escrow Amount” shall have the meaning set forth in Section 2.7.4(b) hereof.
“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.
“Aggregate Option Exercise Price” for a Company Option (or portion thereof) shall mean the cash exercise price payable upon exercise in full of such Company Option (or portion thereof).
“Agreement” shall have the meaning set forth in the preamble hereto.
“Benefits Plan” shall have the meaning set forth in Section 3.16.1 hereof.
“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Atlanta, Georgia.
“Buyer” shall have the meaning set forth in the preamble hereto.
“Buyer Indemnitees” shall have the meaning set forth in Section 8.2 hereof.
“Buyer Losses” shall have the meaning set forth in Section 8.2 hereof.
“Buyer’s Closing Statement” shall have the meaning set forth in Section 2.8.2(a) hereof.
“Certificate of Merger” shall have the meaning set forth in Section 2.2 hereof.
“Claim Notice” shall have the meaning set forth in Section 8.4.1 hereof.
“Claiming Party” shall have the meaning set forth in Section 8.4.1 hereof.
“Closing” shall have the meaning set forth in Section 2.9.3 hereof.
“Closing Date” shall have the meaning set forth in Section 2.9.3 hereof.
“Closing Date Funded Indebtedness” shall mean the amount of all Funded Indebtedness of the Company and the Subsidiaries outstanding as of the Closing.
“Closing Date Indebtedness” shall mean the amount of all Indebtedness of the Company and the Subsidiaries outstanding as of the Closing.

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“Closing Date Indebtedness Excess” shall mean the amount, if any, by which the Closing Date Indebtedness, as finally determined pursuant to Section 2.8.2 hereof, exceeds the Estimated Closing Date Indebtedness.
“Closing Date Working Capital” shall mean, without duplication, an amount (which may be positive or negative) calculated in the manner set forth on the Sample Working Capital Statement which, except as otherwise indicated on the Sample Working Capital Statement, is equal to (i) the consolidated current assets of the Company and the Subsidiaries as of the Closing Date, minus (ii) the consolidated current liabilities of the Company and the Subsidiaries (excluding any Company Transaction Expenses and the current portion of the Closing Date Indebtedness) as of the Closing Date, in each case calculated in accordance with GAAP applied on a basis consistent with the preparation of the Current Balance Sheet.
“Closing Payment” shall have the meaning set forth in Section 2.7.2 hereof.
“Closing Payment Per Option” shall mean, with respect to a Company Option (or portion thereof), (a) the Closing Payment Per Share multiplied by the number of shares of Common Stock issuable upon exercise of such Company Option (or portion thereof), minus (b) the Aggregate Option Exercise Price for such Company Option (or portion thereof).
“Closing Payment Per Share” shall mean (a) the amount of the Closing Payment plus the Aggregate Option Exercise Price for all vested Company Options outstanding immediately prior to the Closing, divided by (b) the aggregate number of shares of Common Stock outstanding immediately prior to the Closing plus the aggregate number of shares of Common Stock issuable upon exercise of vested Company Options outstanding immediately prior to the Closing.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Common Stock” shall mean shares of common stock, par value $0.0001 per share, of the Company.
“Company” shall have the meaning set forth in the preamble hereto.
“Company Charter” shall have the meaning set forth in Section 2.9.2(a) hereof.
“Company Option” shall mean each issued and outstanding option, warrant or other right to acquire or receive Common Stock (whether or not vested) from the Company, including each outstanding option issued under the Company’s 2011 Equity Incentive Plan.
“Company Permits” shall have the meaning set forth in Section 3.7 hereof.
“Company Transaction Expenses” shall mean the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company or any of the Subsidiaries or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the process of selling the Company or the negotiation, preparation, or execution of this Agreement or the performance

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or consummation of the transactions contemplated hereby, including (i) all fees and expenses of financial, legal, accounting and other agents and advisers of the Company incurred in connection with the transactions contemplated by this Agreement, including the Distributor Buyouts, (ii) any amounts payable by the Company pursuant to the Transaction Bonus Arrangements to the individuals party thereto, (iii) any fees and expenses payable to the Holder Representative in its capacity as such in connection with the transactions contemplated by this Agreement, (iv) any fees and expenses associated with obtaining the release and termination of Liens in connection with the transactions contemplated hereby, (v) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Entity or third Person on behalf of the Company or any of the Subsidiaries in connection with the transactions contemplated hereby, including the Distributor Buyouts, (vi) the amount of any transaction, retention, change in control, severance or similar bonuses and payable to directors, officers or employees of the Company or the Subsidiaries in connection with the transactions contemplated by this Agreement, and (vii) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby (including any process run by or on behalf of the Company in connection with such transaction); provided that Company Transaction Expenses shall not include the purchase price paid in connection with the Distributor Buyouts or filing fees incurred in connection with regulatory filings made pursuant to Section 5.3.
“Company Transaction Expense Excess” shall mean the amount, if any, by which the Company Transaction Expenses, as finally determined pursuant to Section 2.8.2 hereof, exceeds the Estimated Company Transaction Expenses.
“Competition Law” means any Law that prohibits, restricts or regulates actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Consent” means any consent, approval, authorization, registration, declaration, filing, notice of, with or to any Person or under any Law, or the expiration or termination of a waiting period under any Competition Law, in each case required to permit the consummation of the transactions contemplated by this Agreement.
“Current Balance Sheet” shall have the meaning set forth in Section 3.6.1 hereof.
“Current Balance Sheet Date” shall have the meaning set forth in Section 3.6.1 hereof.
“Debt Payoff Letter” shall mean a payoff letter duly executed by the administrative agent of the Financing Agreement, in form and substance reasonably acceptable to the Buyer, in which the administrative agent shall agree that upon payment of the amount specified in such payoff letter: (a) any obligation to provide a notice of termination for the Financing Agreement shall be waived; (b) all outstanding obligations of the Company and the Subsidiaries (and as of the Effective Time, the Surviving Corporation) arising under or related to the Financing Agreement shall be repaid, discharged and extinguished in full, other than obligations pursuant to indemnification provisions and other provisions that customarily survive repayment of indebtedness; (b) all Liens in connection therewith shall

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be released; (c) the administrative agent shall take all actions reasonably requested by the Buyer to evidence and record such discharge and release as promptly as practicable; (d) the administrative agent shall return to the Company and the Subsidiaries all instruments, if any, evidencing the Financing Agreement and all collateral securing the Financing Agreement; and (e) concurrent with the Closing, the Financing Agreement shall be terminated and shall be of no further force or effect, except for indemnification provisions and other provisions that customarily survive repayment of indebtedness.
“Deductible” shall have the meaning set forth in Section 8.2.2 hereof.
“Designated Person” shall have the meaning set forth in Section 5.10.1 hereof.
“Determination Date” shall have the meaning set forth in Section 2.8.2(a) hereof.
“Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article III hereof.
“Disputed Amounts” shall have the meaning set forth in Section 2.8.2(a) hereof.
“Disputes Auditor” shall have the meaning set forth in Section 2.8.2(a) hereof.
“Dissenting Shares” shall have the meaning set forth in Section 2.4.4 hereof.
“Distributor Agreement” shall mean any contract with a third Person relating to such Person’s distribution of print publications and/or solicitation of advertising for print publications within a specified territory.
“Distributor Buyouts” shall mean the transactions identified in Schedule A hereto, including the termination of the applicable Distributor Agreements.
“Effective Time” shall have the meaning set forth in Section 2.2 hereof.
“Environmental Laws” shall mean, collectively, all applicable Laws relating to (i) the exposure of persons to Hazardous Substances, (ii) occupational health and safety or (iii) pollution or protection of the environment, including natural resources.
“Environmental Permits” shall have the meaning set forth in Section 3.13 hereof.
“Equitable Relief” shall have the meaning set forth in Section 10.7 hereof.
“ERISA” shall have the meaning set forth in Section 3.16.1 hereof.
“Escrow Agent” shall have the meaning set forth in Section 2.7.4 hereof.
“Escrow Agreement” shall have the meaning set forth in Section 2.7.4 hereof.
“Estimated Closing Date Indebtedness” shall have the meaning set forth in Section 2.8.1 hereof.

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“Estimated Closing Statement” shall have the meaning set forth in Section 2.8.1 hereof.
“Estimated Company Transaction Expenses” shall have the meaning set forth in Section 2.8.1 hereof.
“Estimated Working Capital” shall have the meaning set forth in Section 2.8.1 hereof.
“Estimated Working Capital Deficit” shall mean the amount, if any, by which the Working Capital Threshold exceeds the Estimated Working Capital.
“Estimated Working Capital Excess” shall mean the amount, if any, by which the Estimated Working Capital exceeds the Working Capital Threshold.
“Excluded Businesses” shall mean the following businesses operated by the Company and the Subsidiaries (i) the production, distribution and marketing of the Colorado Homes & Lifestyles, Mountain Living, Unique Homes, By Design, New England Home, New England Home Cape & Islands, New England Home Connecticut, Atlanta Homes & Lifestyles, Kansas City Homes & Gardens, Atlanta Home Improvement, At Home in Arkansas and Best Self magazines, and (ii) the Design Bloggers Conference & Exhibition and the Garden Bloggers Conference & Exhibition.
“Excluded Business Transactions” shall mean the sale, closure or spin off of each of the Excluded Businesses.
“Excluded Liabilities” shall mean any liability, indebtedness or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown, arising from the assets, operation and liabilities of the Excluded Businesses and the Excluded Business Transactions.
“Excluded Taxes” means (a) any Taxes imposed on or payable by or with respect to the Company or any of the Subsidiaries (other than Transfer Taxes) for any Pre-Closing Tax Period; (b) any Taxes of the Shareholders or of their Affiliates (other than the Company and any of the Subsidiaries) for any period (whether before or after the Closing Date); (c) any Taxes (other than Transfer Taxes) imposed on the Shareholders as a result of the Merger; (d) any excise Taxes of any employee or other Person resulting from the payment of an excess parachute payment as defined in Section 280G of the Code as a result of or in connection with the Merger and (e) Transfer Taxes to the extent required to be borne by the Shareholders pursuant to Section 8.8.5(c).
“Final Merger Consideration” shall have the meaning set forth in Section 2.7.1 hereof.
“Final Working Capital Deficit” shall mean the amount, if any, by which the Estimated Working Capital exceeds the Closing Date Working Capital, as finally determined pursuant to Section 2.8.2 hereof.

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“Final Working Capital Excess” shall mean the amount, if any, by which the Closing Date Working Capital, as finally determined pursuant to Section 2.8.2 hereof, exceeds the Estimated Working Capital.
“Financials” shall have the meaning set forth in Section 3.6.1 hereof.
“Financing Agreement” shall mean the Financing Agreement dated June 4, 2013, between the Company, the lenders from time to time party thereto and Cerberus Business Finance, LLC, as the same may be amended, supplement or amended and restated.
“Fundamental Representations” shall have the meaning set forth in Section 7.2 hereof.
“Funded Indebtedness” means, as at a specified date, (i) any amounts due and payable under the Financing Agreement, (ii) any amounts due and payable in respect of the Notes, including the full aggregate principal amount of, accrued and unpaid interest through the redemption date on, and applicable premiums related thereto, (iii) all other indebtedness for borrowed money of the Company and the Subsidiaries, and all obligations evidenced by notes, bonds, debentures or other similar interests, (iv) all liabilities and amounts owed by the Company or the Subsidiaries in respect of the acceleration, termination, cancellation or prepayment of indebtedness for borrowed money, and (v) any accrued and unpaid interest on, and any applicable premiums and other fees and expenses payable in respect of, the foregoing items.
“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.
“GBCC” shall mean the Georgia Business Corporation Code as in effect from time to time.
“Governmental Entity” shall mean any court, judicial body, arbitral body, administrative or regulatory agency or commission or other federal, state, county, local or other governmental authority, instrumentality, agency or commission, whether foreign, domestic or supra-national.
“Hazardous Substances” shall mean:  (i) those substances defined by or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder or any analogous foreign, state or local applicable laws; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) lead, polychlorinated biphenyls, asbestos and radon; (v) any other pollutant or contaminant; and (vi) any substance, material or waste regulated by any Governmental Entity pursuant to any Environmental Law.

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“Holder Representative” shall have the meaning set forth in Section 9.1 hereof.
“Holder Representative Expense Account” shall have the meaning set forth in Section 2.7.4(c) hereof.
“Holder Representative Expense Amount” shall have the meaning set forth in Section 2.7.4(c) hereof.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” shall mean (without duplication) with respect to any Person, (i) the Funded Indebtedness, (ii) all liabilities upon which interest charges are customarily paid (excluding, for the avoidance of doubt, trade payables and accrued liabilities incurred in the ordinary course of business consistent with past practice), (iii) any liability for the deferred and unpaid purchase price of property, assets or services, (iv) all amounts drawn under surety bonds, letters of credit or similar obligations, (v) all capitalized lease obligations and other obligations under leases that are required to be recorded as capital leases in accordance with GAAP, (vi) any accrued and unpaid interest on the foregoing items, and (vii) any guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse by the Company or any of the Subsidiaries of any such obligation of another Person in respect of any of the foregoing.
“Indemnified Taxes” shall have the meaning set forth in Section 8.8.2 hereof.
“Indemnifying Party” shall have the meaning set forth in Section 8.4.1 hereof.
“Indenture” shall have the meaning set forth in Section 5.11.2 hereof.
“Indemnity Escrow Account” shall have the meaning set forth in Section 2.7.4(a) hereof.
“Indemnity Escrow Amount” shall have the meaning set forth in Section 2.7.4(a) hereof.
“Insurance Contracts” shall have the meaning set forth in Section 3.12 hereof.
“Intellectual Property” shall mean all U.S. and non-U.S. (a) patents, patent applications and statutory invention registrations, including all amendments, divisionals, provisionals, renewals, reviews, substitutions, reexaminations, reissues, continuations, continuations-in-part, divisions and foreign counterparts thereof, (b) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source, all goodwill associated with all of the foregoing, and all registrations and applications for registration for all of the foregoing, including all extensions, modifications and renewals thereof, (c) published and unpublished works of authorship, copyrights therein, including copyrights in computer software, promotional materials and any websites, and registrations and applications for registration for all of the foregoing, including all renewals, extensions, restorations and reversions thereof, (d) confidential and proprietary information,

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including trade secrets, know-how, customer lists, databases and invention rights and (e) all other intellectual property and proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.
“Knowledge” of the Company shall mean the actual knowledge, after due inquiry, of Fulton Collins, Gerard Parker, Marcia Bollinger, David Coleman, Diana Young and Stuart Richens.
“Laws” shall mean all U.S., foreign, provincial, federal, state, municipal and local laws, ordinances, codes, statutes, regulations, policies, guidelines, judgments, decisions, orders, rulings or awards, injunctions, decrees or rules enacted, adopted, issued or promulgated by any Governmental Entity (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or general principles of common and civil law and equity.
“Leased Real Property” shall have the meaning set forth in Section 3.15.1 hereof.
“Legal Counsel” shall have the meaning set forth in Section 5.10.1 hereof.
“Lien” shall mean any lien, claim, charge, hypothecation, mortgage, pledge, deed of trust, conditional sale or other title retention agreement, encumbrance, right of first refusal, priority, security interest, any preferential arrangement of any kind, easement, encroachment, covenant, restriction, right of way, defect in title or other similar right or interest.
“Losses” shall mean any and all losses, costs, obligations, liabilities, awards, penalties, damages, expenses or other charges and all expenses incurred or recognized in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court costs, arbitration fees, and reasonable fees and disbursements of legal counsel and other professionals), net of (i) any insurance proceeds received with respect to such incurrence and (ii) the value of any Tax benefits incident to such incurrence that an Indemnifying Party can directly demonstrate with supporting documentation as appropriate is actually realized by such Claiming Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Loss within the calendar year of the payment of such Loss or within the following calendar year as calculated on a “with or without” basis; provided, however, that in no event shall such term include any consequential, incidental, indirect, special or punitive damages (other than (x) reasonably foreseeable consequential damages; provided that the Shareholders shall not have any further indemnity obligations under Article VIII for Losses related to such category of damages once the aggregate of all such Losses paid by the Shareholders equals $12,750,000, or (y) punitive or consequential damages awarded and required to be paid by Buyer Indemnitee(s) to a third Person pursuant to Law or court order).
“Material Adverse Effect” shall mean any change, event or effect that individually or when taken together with all other such changes, events or effects (a) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition

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(financial or otherwise) or results of operations of the Company and the Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided, however, that in the case of clause (a) only, in determining whether there has been a Material Adverse Effect, no adverse effect to the extent attributable to the following changes, events or effects shall be taken into account: (A) general economic conditions or general conditions in the industry in which the Company and the Subsidiaries do business, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (C) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes in GAAP, (E) changes in Law, orders or other binding directives issued by any Governmental Entity, (F) the failure, in and of itself, by the Company and the Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (but not including any change, event or effect underlying such failure by the Company and the Subsidiaries), (G) any action expressly required or permitted to be taken by the Company or any of the Subsidiaries pursuant to this Agreement, or (H) any loss of or adverse change in the relationship of the Company and the Subsidiaries with their respective employees, distributors, resellers, customers or service providers arising out of the announcement of the transactions contemplated by this Agreement; provided that, with respect to clauses (A), (C), and (E), such matters shall be disregarded solely to the extent that the impact of such matters is not disproportionately adverse to the Company in comparison to similarly situated businesses in the Company’s industry (and the extent of such disproportionate impact shall not be disregarded).
“Material Contracts” shall have the meaning set forth in Section 3.14.1 hereof.
“Merger” shall have the meaning set forth in Section 2.1 hereof.
“Merger Sub” shall have the meaning set forth in the preamble hereto.
“Nondisclosure Agreement” shall have the meaning set forth in Section 5.6 hereof.
“Notes” shall have the meaning set forth in Section 5.11.2 hereof.
“Objection” shall have the meaning set forth in Section 8.4.2 hereof.
“Outside Date” shall have the meaning set forth in Section 7.1.2 hereof.
“Party” shall have the meaning set forth in the preamble hereto.
“Payments Administrator” shall mean Acquiom Clearinghouse LLC, a Delaware limited liability company.
“Payments Agreement” shall mean that certain Acquiom M&A Payments Agreement to be entered into prior to Closing by and among the Company, the Holder

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Representative and the Payments Administrator substantially in the form attached hereto as Exhibit D.
“Permitted Encumbrances” shall mean (i) Liens relating to any obligation or liability reflected on the Current Balance Sheet, (ii) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves with respect thereto have been made on the books of the Company in accordance with GAAP, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves with respect thereto have been made on the books of the Company in accordance with GAAP, (iv) Liens securing rental payments under capital lease agreements, (v) statutory Liens and (vi) Liens which are not material in character or amount and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, estate, Governmental Entity, trust or unincorporated organization.
“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.
“Pro Rata Portion” for each Shareholder shall mean (a) with respect to the Closing Payment, a fraction: (i) with a numerator equal to (x) the Closing Payment Per Share multiplied by the aggregate number of shares of Common Stock held by such holder immediately prior to Closing plus (y) the Closing Payment Per Option for each vested Company Option held by such holder immediately prior to the Closing, and (ii) with a denominator equal to the amount of the Closing Payment; and (b) with respect to any other distribution constituting a portion of the Final Merger Consideration, a fraction: (i) with a numerator equal to the number of shares of Common Stock held by such holder immediately prior to the Closing plus the number of shares of Common Stock issuable upon exercise of vested Company Options held by such holder immediately prior to the Closing, and (ii) with a denominator equal to the aggregate number of shares of Common Stock held by all holders immediately prior to the Closing plus the aggregate number of shares of Common Stock issuable upon exercise of vested Company Options held by all holders immediately prior to the Closing.
“Representative Losses” shall have the meaning set forth in Section 9.3 hereof.
“Sample Working Capital Statement” shall mean the sample calculation of the Closing Date Working Capital attached as Exhibit E hereto.
“Seller Indemnitees” shall have the meaning set forth in Section 8.3 hereof.
“Seller Losses” shall have the meaning set forth in Section 8.3 hereof.

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“Shareholders” means the holders of shares of Common Stock or Company Options.
“Straddle Period” means any taxable period that includes but does not end on the Closing Date.
“Subsidiaries” shall have the meaning set forth in Section 3.4 hereof.
“Survival Termination Date” shall have the meaning set forth in Section 8.1 hereof.
“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.
“Taxes” shall mean (i) all taxes imposed of any nature, including federal, provincial, state, local, municipal or foreign tax assessment and other governmental charges, duties, impositions and liabilities, alternative or add-on minimum tax, goods and services tax, profits or excess profits tax, capital tax, franchise tax, net income, gross income, adjusted gross income or gross receipts tax, employment related tax, real and personal property tax or ad valorem tax, sale or use tax, transfer tax, excise tax, stamp tax or duty, unclaimed property or escheat tax, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, customs duties, deduction at sources and recapture together with any interest or any penalty, in addition to any tax or additional amount imposed by any Governmental Entity responsible for the imposition of such tax; and (ii) any liability of the Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company under any Tax sharing or indemnity arrangement.
“Tax Claim” means any proceeding or claim with respect to Taxes that would reasonably be expected to serve as the basis for a claim for indemnification under Section 8.8.
“Tax Proceeding” shall have the meaning set forth in Section 8.8.4(b) hereof.
“Tax Return” shall mean all returns, reports, forms, elections, designations, estimates, filings, information statements or other information required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
“Third Person Claim” shall have the meaning set forth in Section 8.6.1 hereof.
“Transfer Taxes” shall have the meaning set forth in Section 8.8.5(c) hereof.
“Transmittal Document” shall have the meaning set forth in Section 2.7.3(a) hereof.
“Unadjusted Merger Consideration” shall have the meaning set forth in Section 2.7.1 hereof.

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“Voting Agreement” shall have the meaning set forth in Section 6.2.12 hereof.
“Warrant Agreement” means the Warrant Agreement, dated as of January 7, 2011, between the Company and Gallarus Media Holdings, Inc., as the same may be amended, supplemented or amended and restated from time to time.
“Working Capital Threshold” shall mean $2,483,000.00.

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Exhibits
Exhibit A    Certificate of Merger
Exhibit B    Letter of Transmittal
Exhibit C    Escrow Agreement
Exhibit D    Payments Agreement
Exhibit E    Sample Working Capital Statement

Schedules
Schedule 3    Company Disclosure Schedules
Schedule 4.2.3    Buyer’s Governmental Consents
Schedule 4.5    Buyer’s Finders Fees
Schedule 5.1.2    Permitted Conduct
Schedule 5.10    Legal Counsel
Schedule 6.2.11    Third-Party Approvals and Consents
Schedule A    Distributor Buyouts

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TABLE OF CONTENTS
Page

Article I	DEFINITIONS			1
Article II	THE MERGER			1
	2.1	Merger		1
	2.2	Effective Time		2
	2.3	Effect of the Merger		2
	2.4	Effect on the Capital Stock of the Company.		2
		2.4.1.	Treasury Shares	2
		2.4.2.	Common Stock	2
		2.4.3.	Company Options	3
		2.4.4.	Dissenting Shares	3
	2.5	Effect on Limited Liability Company Interest of Merger Sub		3
	2.6	Shareholder Approval		3
	2.7	Merger Consideration and Payment.		4
		2.7.1.	Final Merger Consideration	4
		2.7.2.	Closing Payment	4
		2.7.3.	Surrender and Payment.	4
		2.7.4.	Escrow.	5
		2.7.5.	Transaction Bonuses	6
	2.8	Merger Consideration Adjustments.		7
		2.8.1.	Closing Statement	7
		2.8.2.	Post-Closing Adjustment.	7
	2.9	Closing; Closing Deliveries.		8
	2.10	Further Assurances		10
Article III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY			10
	3.1	Organization		10

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Page

	3.2	Authority.		11
		3.2.1.	Corporate Authorization	11
		3.2.2.	No Conflict	11
		3.2.3.	Governmental Consents	12
	3.3	Capitalization.		12
	3.4	Subsidiaries		13
	3.5	Books and Records		14
	3.6	Financial Matters.		14
		3.6.1.	Financial Condition	14
		3.6.2.	Absence of Certain Changes or Events	14
		3.6.3.	No Undisclosed Liabilities	15
	3.7	Compliance with Laws; Permits		15
	3.8	Litigation		16
	3.9	Tax Status		16
	3.10	Assets		18
	3.11	Intellectual Property.		18
	3.12	Insurance		19
	3.13	Environmental Matters		20
	3.14	Material Contracts.		20
	3.15	Owned and Leased Real Property.		22
	3.16	Benefits Plans.		23
	3.17	Labor and Employment Matters.		24
	3.18	Finder Fees		24
	3.19	Related Party Transactions		24
Article IV	REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB			25
	4.1	Organization		25

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Page

	4.2	Authority.		25
		4.2.1.	Corporate Authorization	25
		4.2.2.	No Conflict	25
		4.2.3.	Consents	26
	4.3	Litigation		26
	4.4	Financial Ability		26
	4.5	No Finder Fees		26
	4.6	No Other Representations and Warranties		26
	4.7	Independent Investigation		27
Article V	ADDITIONAL AGREEMENTS			28
	5.1	Conduct Prior to Closing.		28
	5.2	No Solicitations		29
	5.3	Regulatory Filings.		29
	5.4	Inspection		30
	5.5	Public Disclosure		30
	5.6	Confidentiality		31
	5.7	Expenses		31
	5.8	Director and Officer Indemnification and Insurance		31
	5.9	Reasonable Best Efforts		32
	5.10	Conflict and Privilege Matters.		32
		5.10.1.	Waiver of Conflicts	32
		5.10.2.	Attorney-Client Privilege	33
	5.11	Repayment of Funded Indebtedness.		33
	5.12	Dissolution of Canadian Subsidiary		34
	5.13	401(k) Plan Termination		34
	5.14	Section 280G Matters		34

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Page

	5.15	Distributor Buyout		34
	5.16	Third Party Approvals and Consents		35
Article VI	CONDITIONS TO THE CLOSING			35
	6.1	Conditions to the Obligations of the Company		35
		6.1.1.	Representations and Warranties	35
		6.1.2.	Covenants	35
		6.1.3.	No Injunction or Restraints; Illegality	35
		6.1.4.	Governmental Approvals	35
		6.1.5.	Certificate of Buyer	35
		6.1.6.	Escrow Agreement	36
		6.1.7.	Shareholder Approval	36
		6.1.8.	Delivery of Documents	36
	6.2	Conditions to the Obligations of Buyer and Merger Sub		36
		6.2.1.	Representations and Warranties	36
		6.2.2.	Covenants	36
		6.2.3.	No Injunction or Restraints; Illegality	36
		6.2.4.	Governmental Approvals	36
		6.2.5.	Certificate of the Company	36
		6.2.6.	Escrow Agreement	37
		6.2.7.	Shareholder Approval	37
		6.2.8.	Director Resignations	37
		6.2.9.	Delivery of Documents	37
		6.2.10.	[Intentionally omitted.]	37
		6.2.11.	Third-Party Approvals and Consents	37
		6.2.12.	Voting Agreement	37
		6.2.13.	Delivery of Audited Financial Statements	37

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Page

		6.2.14.	Warrants	37
		6.2.15.	Distributor Buyouts	37
		6.2.16.	No Material Adverse Effect	37
		6.2.17.	Closing Date Cash Balance	37
Article VII	TERMINATION			38
	7.1	Termination Rights		38
	7.2	Manner and Effect of Termination		39
Article VIII	INDEMNIFICATION			39
	8.1	Survival		39
	8.2	Indemnification of Buyer Indemnitees		39
	8.3	Indemnification of Seller Indemnitees		41
	8.4	Notice and Determination of Claims.		42
	8.5	Resolution of Conflicts With Respect to Buyer Losses.		43
	8.6	Third Person Claims.		44
	8.7	Exclusive Remedy		45
	8.8	Tax Matters.		45
		8.8.1.	Pre-Closing Tax Returns	45
		8.8.2.	Tax Indemnification	46
		8.8.3.	Straddle Period Allocations	46
		8.8.4.	Tax Proceedings.	46
		8.8.5.	Tax Matters Generally.	47
	8.9	Remedies Not Affected by Investigation, Disclosure or Knowledge		48
Article IX	HOLDER REPRESENTATIVE			48
	9.1	Holder Representative		48
	9.2	Authority and Rights		49
	9.3	Limitations on Liability; Expenses		49

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Page

Article X	GENERAL PROVISIONS		50
	10.1	Notices	50
	10.2	Amendment	51
	10.3	Extension; Waiver	51
	10.4	Entire Agreement	52
	10.5	Assignment	52
	10.6	Severability	52
	10.7	Equitable Remedies; Cumulative Remedies	52
	10.8	Governing Law	52
	10.9	Interpretation	53
	10.10	Rules of Construction	53
	10.11	Disclosure Schedule	53
	10.12	Counterparts; Facsimile Signatures	53
	10.13	Submission to Jurisdiction	53

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